                                                Filed Pursuant to Rule 424(b)(5)
                                               Under the Securities Act of 1933,
                                                                     As Amended.
                                                   Commission File No. 333-18235
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 23, 1997)

                                3,000,000 SHARES

                                     [LOGO]

                      8.48% SERIES A CUMULATIVE REDEEMABLE
                    PREFERRED SHARES OF BENEFICIAL INTEREST
                    LIQUIDATION PREFERENCE $25.00 PER SHARE
                               ------------------

    CenterPoint Properties Trust (the "Company") is a self administered and self managed real estate investment trust ("REIT") focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in the Greater Chicago area, which is the largest warehouse/industrial market in the United States.

    This Prospectus Supplement relates to the offering by the Company of its 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.001 per share (the "Series A Preferred Shares"). Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly on or about the 30th day of January, April, July and October of each year, commencing on January 30, 1998 at the rate of 8.48% per annum of the $25.00 liquidation preference (equivalent to $2.12 per share). See "Description of Series A Preferred Shares -- Dividends." To help ensure that the Company qualifies as a REIT, transfer of Series A Preferred Shares is restricted and ownership by any person is limited to 9.8% of the outstanding shares of beneficial interest, subject to certain exceptions. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" in the accompanying Prospectus.

    Except in certain circumstances relating to the Company's qualification as a real estate investment trust, the Series A Preferred Shares are not redeemable prior to October 30, 2002. On and after October 30, 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, thereon to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely from amounts derived from the sale proceeds of other shares of beneficial interest of the Company, which may include other series of the Company's preferred shares of beneficial interest, par value $.001 per share (the "Preferred Shares"). The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Series A Preferred Shares -- Redemption."

    The Company intends to file an application to list the Series A Preferred Shares on the New York Stock Exchange (the "NYSE"). If so approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Shares. While the Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the NYSE, they are under no obligation to do so and no assurance can be given that a market for the Series A Preferred Shares will exist prior to commencement of trading. See "Underwriting."
                         ------------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED SHARES OFFERED HEREBY.
                             ---------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
      SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                   UNDERWRITING
                                                              PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                              PUBLIC(1)           COMMISSIONS(2)           COMPANY(3)
Per Share.............................................         $25.00                 $.75875               $24.24125
Total.................................................       $75,000,000            $2,276,250             $72,723,750

(1) Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting estimated expenses of $250,000 payable by the Company.
                         ------------------------------

    The Series A Preferred Shares are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates for the Series A Preferred Shares will be made at the offices of Lehman Brothers Inc., New York, New York on or about November 10, 1997.
                         ------------------------------

LEHMAN BROTHERS
      A.G. EDWARDS & SONS, INC.
           PAINEWEBBER INCORPORATED
                THE ROBINSON-HUMPHREY COMPANY
                           SMITH BARNEY INC.
                                                      WHEAT FIRST BUTCHER SINGER

November 4, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE SERIES A PREFERRED SHARES, AND MAY BID FOR AND PURCHASE THE SERIES A PREFERRED SHARES IN THE OPEN MARKET, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                       SUMMARY


    THE FOLLOWING INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR INCORPORATED THEREIN BY REFERENCE. CERTAIN TERMS USED BUT NOT DEFINED HEREIN ARE DEFINED IN THE ACCOMPANYING PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO THE "COMPANY" ARE TO CENTERPOINT PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, AND ITS SUBSIDIARIES AND, PRIOR TO OCTOBER 15, 1997, TO CENTERPOINT PROPERTIES CORPORATION, A MARYLAND CORPORATION (THE "CORPORATION"), WHICH, PURSUANT TO A REORGANIZATION OF THE CORPORATION FROM A MARYLAND CORPORATION TO A MARYLAND REAL ESTATE INVESTMENT TRUST, WAS MERGED WITH AND INTO CENTERPOINT PROPERTIES TRUST ON OCTOBER 15, 1997 WITH CENTERPOINT PROPERTIES TRUST AS THE SURVIVING ENTITY. SEE "RECENT DEVELOPMENTS -- REORGANIZATION." THIS PROSPECTUS SUPPLEMENT CONTAINS AND THE ACCOMPANYING PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT MIGHT CAUSE SUCH A DIFFERENCE.

                                     THE COMPANY

    The Company is a self administered and self managed real estate investment trust ("REIT") focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in the Greater Chicago area, which is the largest warehouse/industrial market in the United States. As of September 30, 1997, the Company owned and managed a portfolio of 81 warehouse/industrial properties, containing approximately 17.3 million square feet of space. The Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. See "The Company."

    This Prospectus Supplement relates to the offering by the Company of 3,000,000 Series A Preferred Shares (the "Offering"). The Company's common shares of beneficial interest, $.001 par value per share (the "Common Shares"), are currently listed on the NYSE under the symbol "CNT."

                                     THE OFFERING

Securities Offered . . . . .      3,000,000 shares of 8.48% Series A Cumulative
                                  Redeemable Preferred Shares of Beneficial
                                  Interest (the "Series A Preferred Shares").
                                  The Company intends to file an application to list the Series A Preferred Shares on the NYSE, and, if so approved for listing, trading is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Shares. See
                                  "Underwriting."

Ranking. . . . . . . . . . .      With respect to the payment of dividends and
                                  amounts upon liquidation, the Series A
                                  Preferred Shares will rank senior to the Common Shares and the Class B Common Shares of Beneficial Interest in the Company, which are the only shares of beneficial interest of the Company currently outstanding. See
                                  "Description of Series A Preferred
                                  Shares--Dividends" and "--Liquidation
                                  Preference."

Use of Proceeds. . . . . . .      The Company intends to use the net proceeds
                                  of the Offering to reduce amounts outstanding under its $135 million unsecured credit facility co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc., which is an affiliate of one of the Underwriters under this Prospectus
                                  Supplement.  See "Use of Proceeds."

Dividends. . . . . . . . . .      Dividends on the Series A Preferred Shares
                                  are cumulative from the date of original issue and are payable quarterly on or about the 30th day of January, April, July and October of each year, commencing on January
                                  30, 1998 at the rate of 8.48% per annum of the $25.00 liquidation preference (equivalent to $2.12 per share). See "Description of Series A Preferred Shares -- Dividends."

Liquidation Rights . . . . .      Equivalent to $25.00 per Series A Preferred
                                  Share, plus an amount equal to accrued and unpaid dividends (whether or not declared).
                                  See "Description of Series A Preferred Shares
                                  -- Liquidation Preference."

Redemption . . . . . . . . .      Except in certain circumstances relating to
                                  the preservation of the Company's
                                  qualification as a REIT (see "Federal Income
                                  Tax Considerations Relating to the Company's
                                  REIT Status" in the accompanying Prospectus), the Series A Preferred Shares are not redeemable prior to October 30, 2002. On and after October 30, 2002, the Series A
                                  Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus dividends accrued and unpaid to the redemption date. The redemption price
                                  (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and from no other source.
                                  See "Description of Series A Preferred Shares
                                  -- Redemption."

Voting Rights. . . . . . . .      Holders of Series A Preferred Shares will
                                  generally have no voting rights, except as required by law. However, whenever dividends on any Series A Preferred Shares are in arrears for six or more quarterly periods, the holders of such shares (voting separately as a class with all other series of parity preferred shares of beneficial interest upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company until all dividends accumulated on such Series A Preferred Shares have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, certain changes to the terms of the Series A Preferred Shares that would be materially adverse to the rights of holders of the Series A Preferred
                                  Shares cannot be made without the affirmative vote of holders of two-thirds of the outstanding Series A Preferred Shares. See
                                  "Description of Series A Preferred Shares --
                                  Voting Rights."

Conversion . . . . . . . . .      The Series A Preferred Shares are not
                                  convertible into or exchangeable for any other property or securities of the Company.

Ownership Limits . . . . . .      The Series A Preferred Shares will be subject
                                  to certain restrictions on ownership intended to preserve the Company's status as a REIT for federal income tax purposes. See
                                  "Description of Shares of Beneficial Interest
                                  --Restrictions on Transfer" in the
                                  accompanying Prospectus.

SUMMARY SELECTED FINANCIAL DATA

    The following table sets forth certain summary operating, balance sheet and other data of the Company and should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus.

                                                        NINE MONTHS ENDED                YEAR ENDED
                                                           SEPTEMBER 30,                 DECEMBER 31,
                                                     ----------------------        -----------------------
                                                        1997          1996           1996           1995
                                                        ----          ----           ----           ----
                                                            (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND PROPERTY DATA)

OPERATING DATA
Revenues                                           $ 61,419       $ 44,067       $ 63,330       $ 46,952
Expenses:
  Operating expenses excluding
     depreciation and amortization (1)              (20,848)       (13,968)       (20,751)       (14,773)
Depreciation and other
     amortization                                   (10,767)        (7,572)       (10,648)        (8,456)
  General and administrative                         (2,225)        (1,655)        (2,567)        (2,150)
Interest expense:
  Interest incurred, net                             (7,559)        (7,204)        (9,865)       (11,563)
  Amortization of deferred
     financing costs                                   (589)          (892)        (1,127)        (1,150)
                                                   --------       --------       --------       --------
Operating income                                     19,431         12,776         18,372          8,860
Other income (expense) (2)                              126           (177)          (100)           (16)
                                                   --------       --------       --------       --------
Income before extraordinary item                     19,557         12,599         18,272          8,844
  Extraordinary item, early
     extinguishment of debt                               0         (1,430)        (3,331)          (632)
                                                   --------       --------       --------       --------
Net income                                           19,557         11,169         14,941          8,212
Net income per share                                   1.04           0.78           1.00            .82

BALANCE SHEET DATA

Investment in real estate
  (before accumulated depreciation)                $538,713       $382,269       $429,034       $317,460
Net investment in real estate                       498,307        354,978        398,828        295,884
Total assets                                        629,322        418,676        451,206        334,866
Total debt                                          281,905        151,228        177,349        145,271
Shareholders' equity                                314,652        250,873        248,114        168,320

OTHER DATA

Funds from Operations (3)                          $ 30,994       $ 21,414       $ 30,445       $ 20,492
EBITDA (4)                                           38,472         28,267         39,912         30,013
Net Cash Flow:
  Operating activities                               23,521         17,716         29,551         16,473
  Investing activities                             (162,157)       (69,833)      (111,554)       (82,557)
  Financing activities                              151,432         61,252         80,194         68,542
Distributions                                        23,071         17,320         24,065         15,953
Return of capital portion
  of distribution                                     3,690          8,835         12,280          8,554
Number of properties included
  in operating results (5)                               87             70             75             69

 ------------------
(1) Operating expenses include real estate taxes, repairs and maintenance, insurance and utilities and exclude interest, depreciation and amortization and general and administrative expenses.
(2) Other expense includes gains and losses on property dispositions in 1996, and other miscellaneous operating and non-operating items.

(3) Funds from Operations represents net income (loss), excluding extraordinary items, sales of (or adjustments to basis of) properties plus depreciation and amortization, convertible subordinated debenture interest and amortization of deferred financing costs on convertible subordinated debentures. Funds from operations is computed as follows:

                                                        NINE MONTHS ENDED                YEAR ENDED
                                                           SEPTEMBER 30,                 DECEMBER 31,
                                                     ----------------------        -----------------------
                                                        1997          1996           1996           1995
                                                        ----          ----           ----           ----
                                                            (UNAUDITED)
                                                                        (IN THOUSANDS)
Net income                                          $19,557        $11,169        $14,941        $ 8,212
Extraordinary item                                       --          1,430          3,331            632
Depreciation and amortization                        10,767          7,572         10,648          8,456
Amortization of deferred financing
  costs, debentures                                      37             53             67            135
Convertible subordinated debenture
  interest                                              757          1,088          1,385          3,057
(Gain) loss on disposition of
  properties                                           (124)           102             73             --
                                                    -------        -------        -------        -------

Funds from Operations                               $30,994        $21,414        $30,445        $20,492
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------

 ------------------
    Management of the Company believes that Funds from Operations is helpful to investors as a measure of the performance of equity REIT shares because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of the Company to incur and service debt and to make capital expenditures. Funds from Operations does not represent cash flow from operations as defined by generally accepted accounting principles ("GAAP"), should not be considered by the reader as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity, and is not indicative of cash available to fund all cash flow needs. Investors are cautioned that Funds from Operations, as calculated by the Company, may not be comparable to similarly titled but differently calculated measures for other REITs. The National Association of Real Estate Investment Trusts (NAREIT) defines funds from operations as net income before extraordinary items plus depreciation and amortization less the amortization of deferred financing costs.

(4) Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts. EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.

(5) The increase in the number of properties in 1996 reflects the acquisition of 14 properties and the disposition of 8 properties throughout 1996; and the increase in the number of properties in 1997 reflects the acquisition of 11 properties, the completion of 3 build-to-suits, and the disposition of 2 properties through September 30, 1997. See "Additional Information Regarding Properties."

                                    CAPITALIZATION

    The following table sets forth the capitalization of the Company on an historical basis as of September 30, 1997 and as adjusted to give effect to the issuance of the Series A Preferred Shares in the Offering and the application of the net proceeds from the Offering (assuming net proceeds of $72.7 million).
See "Use of Proceeds." The information set forth in the table should be read in conjunction with the summary selected financial information presented elsewhere in this Prospectus Supplement and the financial statements of the Company and related notes thereto incorporated by reference in the accompanying Prospectus.

                                                                           HISTORICAL         AS ADJUSTED (1)
                                                                                     (IN THOUSANDS)

DEBT:
  Line of credit . . . . . . . . . . . . . . . . . . . . .                  $103,250            $ 30,594
  Mortgage notes payable . . . . . . . . . . . . . . . . .                   166,865             166,865
  Convertible subordinated debentures payable. . . . . . .                    11,790              11,790
   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --------            --------
  Total Debt . . . . . . . . . . . . . . . . . . . . . . .                   281,905             209,249

SHAREHOLDERS' EQUITY:
  Preferred shares of beneficial interest, $.001 par value;
   10,000,000 shares authorized; 3,000,000 Series A
   Preferred Shares, with an aggregate liquidation
   preference of $75 million, issued and outstanding on
   an as adjusted basis. . . . . . . . . . . . . . . . . .                                             3
  Common shares of beneficial interest, $.001 par value,
   47,727,273 shares authorized; 16,762,713 issued and
   outstanding . . . . . . . . . . . . . . . . . . . . . .                        17                  17
  Class B common shares of beneficial interest, $.001 par
   value, 2,272,727 shares authorized; 2,272,727 issued
   and outstanding . . . . . . . . . . . . . . . . . . . .                         2                   2
  Additional paid-in capital . . . . . . . . . . . . . . .                   346,377             419,030
  Retained earnings (deficit). . . . . . . . . . . . . . .                   (31,241)            (31,241)
  Unearned compensation - restricted stock . . . . . . . .                      (503)               (503)
   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --------            --------
  Total shareholders' equity . . . . . . . . . . . . . . .                   314,652             387,308
   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --------            --------
  Total capitalization . . . . . . . . . . . . . . . . . .                   596,557             596,557
   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --------            --------
   . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  --------            --------


(1) Excludes (i) 2,272,727 Common Shares reserved for issuance upon conversion of the Class B Common Shares, (ii) 646,027 Common Shares reserved for issuance upon conversion of the Company's 8.22% Convertible Subordinated Debentures, (iii) 998,144 Common Shares reserved for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan and (iv) 1,636,363 Common Shares reserved for issuance under the Company's 1993 Stock Option Plan, as amended, 1995 Restricted Stock Incentive Plan and 1995 Director Stock Plan.

                                     THE COMPANY

    The Company is a self administered and self managed real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Greater Chicago (defined as the area within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana), which, according to a ranking of markets published by CB Commercial/Torto Wheaton Research, is the largest warehouse/industrial market in the United States. The Company's election of REIT status, filed with its 1994 federal income tax return, was effective as of January 1, 1994.

    The Company, a Maryland real estate investment trust, was founded in 1984 and completed its initial public offering of securities in December 1993 (the "IPO"). Between completion of the IPO and September 30, 1997, the Company has increased the size of its warehouse/industrial portfolio by 12 million square feet or 227% by acquiring (net of dispositions) 46 fully-leased warehouse/industrial properties. On October 15, 1997, the Company completed a corporate reorganization pursuant to which the Company was converted from a Maryland corporation to a Maryland real estate investment trust. See "Recent Developments -- Reorganization."

    As of September 30, 1997, the Company owned and managed a portfolio of 81 warehouse/industrial properties, containing approximately 17.3 million square feet of space. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. The Company also owns and manages three retail properties, one office property and one apartment property. The Company's properties are currently 89% leased, with the warehouse/industrial properties occupied by 160 tenants in diverse industries with no tenant accounting for the lease of more than 9% of the total square footage of the Company's warehouse/industrial portfolio. Substantially all of the Company's properties have been constructed or renovated during the past ten years. See "Additional Information Regarding Properties."

    The Company's principal executive office is located at 401 North Michigan Avenue, 30th Floor, Chicago, Illinois 60611, and its telephone number is (312) 346-5600.


                                 RECENT DEVELOPMENTS

REORGANIZATION

    On October 15, 1997, the Company completed a reorganization pursuant to which it converted from a Maryland corporation to a Maryland real estate investment trust by means of a merger of CenterPoint Properties Corporation (the "Corporation") with and into the Company, which prior to the merger was a wholly-owned subsidiary of the Corporation, with the Company as the surviving entity. The reorganization was effected to eliminate the obligation to pay substantial franchise taxes each year in the State of Illinois. Pursuant to a Plan of Reorganization, which was approved by the stockholders of the Corporation at a Special Meeting of Stockholders held on October 1, 1997, each issued and outstanding share of common stock of the Corporation, par value $.001 per share (the "Common Stock"), was converted into one Common Share of the Company; each outstanding share of Class B common stock of the Corporation was converted into one Class B common share of beneficial interest in the Company; and the outstanding principal amount of the Corporation's 8.22% Convertible Subordinated Debentures due 2004 was assumed by the Company and converted into the same principal amount of 8.22% Convertible Subordinated Debentures due 2004 of the Company (the "Company Debentures"). The Common Shares and the Company Debentures currently trade on the NYSE in the same manner as the Common Stock and debentures of the Corporation, respectively, traded on the NYSE prior to consummation of the merger.

RECENT ACQUISITIONS

    - On August 28, 1997, an 888,335 square foot warehouse/industrial building located in Elk Grove Village, Illinois, was purchased from Sears Development Co. The purchase price of approximately $18.0 million was funded with a $16.0 million advance on the Company's line of credit co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc. and the balance was funded from working capital.

    - Two industrial/warehouse properties, totaling 254,796 square feet, were purchased during September 1997. On September 3, 1997, a fully leased 80,076 square foot facility in Chicago, Illinois, was purchased from Specialty Steel Products, Inc. for approximately $1.7 million, which amount was funded with working capital. On September 11, 1997, a 174,720 square foot facility in Bedford Park, Illinois was purchased in a sale/leaseback transaction for approximately $3.7 million from Petrie Retail, Inc. The acquisition was funded with a $3.0 million advance on the Company's line of credit co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc. and the balance was funded from working capital.

    - To date, four warehouse/industrial properties have been purchased in October 1997. A 1,750,000 square foot facility, located in McCook, Illinois, was purchased from General Motors Corporation on October 2, 1997 in a sale/leaseback transaction. The purchase price of approximately $5.9 million was funded with an advance on the Company's line of credit co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc. On October 9, 1997, a 242,690 square foot fully leased building, located in Bedford Park, Illinois, was purchased for approximately $5.4 million from Sterling Logistics Real Estate Corporation. The acquisition was funded with an advance on the Company's line of credit co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc. A fully leased 41,976 square foot property was purchased on October 15, 1997 for approximately $1.4 million. The property, located in Elk Grove Village, Illinois, was purchased from NBD Trust Company, as trustee, and was funded with working capital. On October 23, 1997, the Company acquired an industrial property for $2.9 million located in Romeoville, Illinois which was funded with working capital.

RECENT FINANCINGS

    - On September 18, 1997, the Company completed a $55 million tax-exempt bond financing for the development of the Company's O'Hare Express air freight center. CenterPoint O'Hare, L.L.C. ("CenterPoint O'Hare"), a subsidiary of the Company, is the lessee of approximately 50 acres of land at O'Hare International Airport and is constructing the O'Hare Express Center, a 825,000 square foot air freight forwarding and warehouse complex, anticipated to be constructed in three phases over a three-year period. The first building, a 138,000 square foot facility constructed for Burlington Air Express, was completed in October, 1996. The Company arranged for the tax-exempt financing to complete the remainder of the O'Hare Express Center through the issuance of City of Chicago Variable/Fixed Rate Demand Special Facilities Airport Revenue Bonds (CenterPoint O'Hare L.L.C. Project) Series 1997 in the principal amount of $55 million with an initial term of 35 years which may be extended under certain circumstances. The tax-exempt bonds were issued at par with an initial variable interest rate of 4% and were credit enhanced by an initial letter of credit issued by The First National Bank of Chicago for an initial term of 5 years. The Company guaranteed CenterPoint O'Hare's obligations under the reimbursement agreement pursuant to which the initial letter of credit was issued. In order to maintain the tax-exempt status of the bonds, the term of the Ground Lease, under which CenterPoint O'Hare leases the approximately 50 acres at O'Hare International Airport from the City of Chicago, was shortened from 60 years to approximately 45 years but provides CenterPoint O'Hare with an option to extend the term for an additional 13 years.

                     ADDITIONAL INFORMATION REGARDING PROPERTIES

     The following table sets forth certain information regarding the warehouse/industrial properties owned by the Company as of September 30, 1997. The table does not include buildings under development aggregating 2,457,984 square feet, buildings in which the Company holds investments in the form of mortgages aggregating 521,000 square feet and non-warehouse/industrial properties aggregating 664,301 square feet.


                                                Yr. Built/                           Pct. of
                                                   Last         GLA(2)      No. of      GLA              Major            Investment
                                                 Rehab(1)      (Sq. Ft.)  Tenants  Leased (3)          Tenants              Type
                                                 --------      ---------  -------  ----------          -------              ----
1997 Investments
----------------
7400 S. Narrangansett Ave., Bedford Park, IL       1976          174,720     1        100%       Petrie Retail, Inc.     Acquisition
3133 E. 106th, Chicago, IL                         1971           80,076     1        100%         Ryder Logistics       Acquisition
2525 Busse Road, Elk Grove Village, IL             1975          888,335     5         64%       U.S. Postal Service     Acquisition
1 Allsteel Drive, Montgomery, IL                   1960        1,008,000     4         78%       DSC Logistics, Inc.     Acquisition
6464 W. 51st Street, Forest View, IL               1973          208,713     4        100%      TruVu /National Wood     Acquisition
6500 W. 51st Street, Forest View, IL               1975          185,295     1        100%       Berkshire Furnitur      Acquisition
7447 S. Central Avenue, Bedford Park, IL           1975          118,218     1        100%           Farrington          Acquisition
7525 S. Sayre Avenue, Bedford Park, IL             1981          123,178     2        100%         Transportation        Acquisition
                                                                                                 Federal Express
2901 Centre Circle, Downers Grove, IL              1979           21,056     1        100%           DHL Airways         Acq/Redev.
2003-2201 S. 114th Street, West Allis, WI          1965          243,350     2        100%        TransAm Warehouse      Acquisition
3145 Central Avenue, Waukegan, IL                1958/1996       300,000     2        100%       OMC/Stone Container     Acquisition
                                                                 -------              ----
                                                               3,350,941     24        84%

Previously Owned Properties
---------------------------

O'Hare Express Phase A-2                        1996/1997        120,971     2        100%         DHL/Air Canada     Build-to-Suit
O'Hare Express Phase B-1                        1996/1997        171,685     1        100%       Alliance Airlines    Build-to-Suit
2801-2881 Busse Road, Elk Grove Village, IL     1996/1997        251,076     2        100%     Madden Communications/ Build-to-Suit
                                                                                                   Learning Curve
1500 W. Dundee Road, Arlington Heights, IL      1969/1997        500,000     2         30%        Honeywell, Inc.      Acquisition
425 South 37th Avenue, St. Charles, IL          1975/1996        103,106     1        100%     Power Packaging, Inc.   Acquisition
16400 West 103rd Street, Lemont, IL             1983/1995         63,612     1        100%       Royal Scott Floor     Acquisition
                                                                                                      Covering
911 Commerce, Buffalo Grove, IL                    1993          118,009     2        100%         VWR Scientific      Acquisition
10740 West Grand Ave., Franklin Park, IL        1965/1971         66,000     1        100%       American Logistics    Acquisition
                                                                                                      Services
400 North Wolf Road, Northlake, IL              1956/1997      1,527,543     5        100%        Select Beverage      Acq./Redev.
7501 North 81st Street, Milwaukee, WI              1987          183,958     1        100%            Roundy's         Acquisition
1800 Bruning Drive, Itasca, IL                  1975/1978        202,000     1        100%          Oco Bruning        Acquisition
1501 Pratt Ave., Elk Grove Village, IL          1973/1996        151,900     2        100%     Magnetek/Time Definite  Acquisition
875 Fargo Ave., Elk Grove Village, IL              1980           82,368     1        100%       Cam Fran Tool Co.     Acquisition
1100 Chase Ave., Elk Grove Village, IL          1980/1996         41,651     1        100%            Swingles         Acquisition
2553 N. Edgington, Franklin Park, IL            1967/1995        274,303     4        100%         General Motors      Acquisition
6600 River Road, Hodgkins, IL                   1968/1997        630,410     1        100%         GATX Logistics      Acquisition
4400 South Kolmar Ave., Chicago, IL                1966           92,000     1        100%           Home Depot        Acquisition
10601 Seymour Ave., Franklin Park, IL           1963/1970        677,000     0          0%             Vacant          Acq./Redev.
11601 S. Central Ave., Alsip, IL                   1970          259,000     1        100%       Masco Corporation     Acquisition
11701 S. Central Ave., Alsip, IL                   1970          300,000     1        100%         Dart Warehouse      Acquisition
850 Arthur Ave., Elk Grove Village, IL          1971/1973         42,490     1        100%        Arcon Fasteners      Acquisition
1827 North Bendix, South Bend, IN               1964/1990        199,730     1        100%       Solvay Automotive     Acquisition
1810 Industrial Drive, Libertyville , IL           1977           85,000     1        100%           Uline Inc.        Acquisition
1700 Butterfield Road, Mundelein, IL               1976           60,000     1        100%          Bowater PLC        Acquisition
1733 Downs Drive, West Chicago, IL                 1975          145,528     1        100%       Crown Cork & Seal     Acquisition
1645 Downs Drive, West Chicago, IL                 1975          129,390     1        100%        CP&P Management      Acquisition
825 Hawthorne Lane, West Chicago, IL               1974          158,772     4         83%       Georgia Paper Tube    Acquisition
800-1000 Chase Ave., Elk Grove Village, IL         1972          341,848     1        100%          General Tire       Acquisition
750 East 110th Street, Chicago, IL                 1966           71,510     1        100%        Federated Metals     Acq./Redev.
2600 Elmhurst Road, Elk Grove Village, IL          1995          105,000     1        100%        B & K Industries    Build-to-Suit
1700 West Hawthorne, West Chicago, IL           1959/1969        735,196     1        100%      LaGrou Distribution    Acquisition
8901 102nd St., Pleasant Prairie, WI               1990          105,637     1        100%      Wrought Washer Mfg.    Acquisition


                                              Yr. Built/                           Pct. of
                                                 Last       GLA(2)      No. of       GLA              Major            Investment
                                               Rehab(1)    (Sq. Ft.)    Tenants    Leased(3)         Tenants              Type
                                               --------    ---------    -------    ---------         -------              ----

8200 100th St., Pleasant Prairie, WI             1990       148,472        1         100%          Orion Corp.         Acquisition
1015 East State Pkwy, Schaumburg, IL             1980        19,576        0           0%            Vacant            Acquisition
1300 Northpoint Rd., Waukegan, IL                1994        65,000        1         100%     Coamed Sterilization     Acquisition
900 W. University Drive, Arlington Heights,      1974        86,254        1         100%    Hudson Respiratory Care   Acquisition
IL
7001 Adams St., Willowbrook, IL                  1994        25,324        1         100%    Baldwin Technology, Inc.  Build-to-Suit
745 Birginal Road, Bensenville, IL               1974       113,266        1         100%      Factory Card Outlet     Acquisition
1 Wildlife Way, Long Grove, IL                   1994        54,100        1         100%      Sysmex Corporation      Redevelop.
21399 Torrence Avenue, Sauk Village, IL          1987       372,835        1         100%    Dependable Storage, Inc.  Acquisition
2764 Golfview, Naperville, IL                    1985        20,022        1         100%           Parraday           Acquisition
1020 Frontenac, Naperville, IL                   1980        99,684        1          93%             Ekco             Acquisition
820 Frontenac, Naperville, IL                    1988       153,604        1          86%      Sterling Logistics      Acquisition
1800 Industrial Drive, Libertyville, IL       1992/1994     175,196        1         100%        Contempo Design       Acquisition
1120 Frontenac, Naperville, IL                1980/1994     153,902        1         100%          Solar Press         Acquisition
800 Enterprise, Naperville, IL                   1985        34,984        1         100%    GNB Industrial Battery    Acquisition
920 Frontenac, Naperville, IL                    1987       121,200        1         100%      Lucent Technologies     Acquisition
1651 Frontenac, Naperville, IL                   1978        30,414        1         100%        Odermath U.S.A.       Acquisition
720 Frontenac, Naperville, IL                    1991       171,935        2         100%        Jackson Storage       Acquisition
1500 Shore Road, Naperville, IL                  1985        43,230        2         100%          Spring Ram          Acquisition
1560 Frontenac, Naperville, IL                   1987        85,608        2         100%        Sanco Supplies        Acquisition
1510 Frontenac, Naperville, IL                   1986       104,886        1         100%            Echlin            Acquisition
1150 Shore Road, Naperville, IL                  1985        30,184        1         100%       Embossed Graphics      Acquisition
1250 Carolina Drive, West Chicago, IL            1988       150,000        2         100%            WinCup           Build-to-Suit
1400 Busse Road, Elk Grove Village, IL           1975       148,436       10          47%          R.D. Niven          Acquisition
5619-25 W. 115th Street, Alsip, IL               1974       396,979        5         100%      Tribune Corporation       Redev.
825 Tollgate Road, Elgin, IL                     1989        83,122        2         100%      Hydrox Chemical Co.     Acquisition
5990 Touhy Avenue, Niles, IL                  1960/1993     295,964        3         100%       HaLo Advertising         Redev.
620-630 Butterfield Road, Mundelein, IL       1990/1993      24,237        1         100%           Allstate          Build-to-Suit
2339-41 Ernie Krueger Court, Waukegan, IL     1990/1993      54,450        1         100%    Whalen Moving & Storage  Build-to-Suit
1319 Marquette Drive, Romeoville, IL             1990        36,349        1         100%    Heritage Environmental   Build-to-Suit
1850 Greenleaf, Elk Grove Village, IL            1965        58,627        1         100%      R.D. Niven & Assoc.     Acquisition
900 East 103rd Street, Chicago, IL            1910/1990     575,462        3         100%     Ryerson Steel/Amerail      Redev.
                                                                                                      Corp.
4501 Augusta Boulevard, Chicago, IL           1942/1989     432,661        5          62%      Astron Corporation        Redev.
2743 Armstrong Court, Des Plaines, IL            1989        53,325        1         100%       Alliance Airlines     Build-to-Suit
245 Beinoris Drive, Wood Dale, IL             1988/1993      11,989        1         100%       Romano's Tile Co.     Build-to-Suit
1520 Pratt Avenue, Elk Grove Village, IL         1968        62,546        1         100%     Schiffmayer Plastics     Acquisition
425 W. 151st Street, East Chicago, IN         1913/1991     349,236       10          90%         Inland Steel           Redev.
201 Mississippi Street, Gary, IN              1945/1988   1,052,173       16          95%      Wheeling Pittsburgh       Redev.
                                                                                                      Steel
950-970 Tower Road, Mundelein , IL            1979/1990      38,359        3         100%      Amerikal Paper Co.     Build-to-Suit
1201 Lunt Avenue, Elk Grove Village, IL          1971         7,380        1         100%         Pullmax Inc.         Acquisition
                                                           --------
          Subtotal                                       13,937,714       136         90%
                                                         ----------       ---
          Total Portfolio                                17,288,655       160         89%
                                                         ----------       ---

 ----------------------
(1) First date is the date of original construction; second date is year of last redevelopment and/or expansion. If only one date appears, it is the acquisition date, and the property has not been redeveloped or expanded.
(2) "GLA" means gross leasable area.
(3) Percentage of GLA Leased includes square footage for properties under redevelopment which square footage is not currently leasable. Excluding square footage for such properties under redevelopment, the total portfolio Percentage of GLA Leased is 97%.

LEASE EXPIRATIONS

    The following table shows as of September 30, 1997 scheduled lease expirations for the Company's warehouse/industrial properties for the next twelve years, assuming that no tenants exercise renewal options:

                                                                                        AVERAGE         % OF TOTAL
                                                                                       BASE RENT        PROPERTIES      % OF 1997
                                                         GLA OF        ANNUALIZED      PER SQ.FT.          GLA          BASE RENT
                                           NO. OF       EXPIRING        BASE RENT        UNDER         REPRESENTED     REPRESENTED
                                           LEASES        LEASES         EXPIRING        EXPIRING       BY EXPIRING     BY EXPIRING
                                          EXPIRING     (SQ. FT.)         LEASES          LEASES           LEASES          LEASES
 YEAR ENDING DECEMBER 31
 1997 . . . . . . . . . . . . . . . . . .      12          492,739       $2,307,060         $4.68           2.90%          4.10%
 1998 . . . . . . . . . . . . . . . . . .      28        2,254,852        8,565,220          3.80          13.10%         15.30%
 1999 . . . . . . . . . . . . . . . . . .      24        2,136,544        6,747,015          3.16          12.40%         12.00%
 2000 . . . . . . . . . . . . . . . . . .      30        2,220,391        8,462,820          3.81          12.90%         15.10%
 2001 . . . . . . . . . . . . . . . . . .      14          992,732        3,908,412          3.94           5.70%          7.00%
 2002 . . . . . . . . . . . . . . . . . .      16        2,128,965        7,005,564          3.29          12.30%         12.50%
 2003 . . . . . . . . . . . . . . . . . .       8          709,285        2,929,428          4.13           4.10%          5.20%
 2004 . . . . . . . . . . . . . . . . . .       7        1,233,710        4,247,628          3.44           7.10%          7.60%
 2005 . . . . . . . . . . . . . . . . . .       5          905,941        2,489,666          2.75           5.20%          4.40%
 2006 . . . . . . . . . . . . . . . . . .       7        1,560,437        5,347,908          3.43           9.00%          9.50%
 2007 . . . . . . . . . . . . . . . . . .       4          367,537        2,759,028          7.51           2.10%          4.90%
 2008 . . . . . . . . . . . . . . . . . .       2           90,000          542,304          6.03           0.50%          1.00%
 thereafter . . . . . . . . . . . . . . .       3          235,661          795,544          3.38           1.40%          1.40%
                                               --        ---------        ---------          ----          ------        -------

                                               160      15,328,794      $56,107,598         $3.66          88.70%        100.00%


                              FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Commission and incorporated by reference into the accompanying Prospectus contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to property acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition, construction and development activities, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including availability of financing terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends on the Series A Preferred Shares, dependence on the primary market in which the Company's properties are located, the existence of complex regulations relating to the Company's status as a REIT and the potential adverse impact of market interest rates on the cost of borrowings by the Company and on the market price for the Company's securities.

                                   USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby, before deducting expenses payable by the Company, are estimated to be $72.7 million. The Company intends to use all of the net proceeds to reduce amounts outstanding under its $135 million unsecured credit facility co-led by The First National Bank of Chicago and Lehman Brothers Holdings Inc., which is an affiliate of one of the Underwriters under this Prospectus Supplement. The $135 million unsecured line of credit currently bears interest at LIBOR plus 1.15% for LIBOR borrowings and First Chicago's corporate base rate plus .15% for other borrowings and matures on October 24, 1999.

                       DESCRIPTION OF SERIES A PREFERRED SHARES

    This description of the particular terms of the Series A Preferred Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

    The Company is authorized to issue Preferred Shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by adoption of articles supplementary to the Company's Declaration of Trust (the "Declaration of Trust"), without any further vote or action by the Company's shareholders. The Series A Preferred Shares are a series of the Company's Preferred Shares.

    The following summary of the terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the articles supplementary creating the Series A Preferred Shares (the "Designating Amendment"), each of which is available from the Company.

    The Company intends to file an application to list the Series A Preferred Shares on the NYSE. If so approved for listing, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Shares.

    Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the statute governing Maryland real estate investment trusts, and the Declaration of Trust provide that no shareholder shall be personally liable for any obligation of the Company.

RANK

    The Series A Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Series A Preferred Shares; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

DIVIDENDS

    Holders of Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.48% per annum of the $25.00 liquidation preference (equivalent to $2.12 per share). Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or before the 30th day of each January, April, July and October of each year or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be paid on January 30, 1998. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the shareholder records of the Company at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

    No dividends on the Series A Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

    Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, whether or not any agreement of the Company prohibits payment of such dividends, and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be authorized or paid or set apart for payment on any shares of beneficial interest of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend paid in the Common Shares or in shares of any other class of shares of beneficial interest ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends for all past dividend periods and the then current dividend period have been or contemporaneously are (i) authorized and paid or (ii) authorized and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends authorized upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends on such other series of Preferred Shares for prior dividend periods if such other series of Preferred Shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation and except for the acquisition of Excess Shares (as defined in the accompanying Prospectus)). See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" in the accompanying Prospectus. Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

    If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series A Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series A Preferred Shares for the year and the denominator of which shall be the Total Dividends.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared), before any distribution of assets is made to holders of Common Shares or any other class or series of shares of beneficial interest of the Company that ranks junior to the Series A Preferred Shares as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of the Series A Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

REDEMPTION

    The Series A Preferred Shares are not redeemable prior to October 30, 2002. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series A Preferred Shares will be subject to provisions of the Declaration of Trust, pursuant to which Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in the accompanying Prospectus) will constitute Excess Shares, and the Company will have the right to purchase Excess Shares from the holder. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus. On and after October 30, 2002, the Company, at its option and upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company. The redemption price of the Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such shares of Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption.

    Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, as described under "Description of Shares of Beneficial Interest -- Restrictions on Transfer" in the accompanying Prospectus, or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

    Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the

Series A Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to a holder to whom notice was defective or not given. Each notice shall state:
(i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the Series A Preferred Shares are to be surrendered for payment of the redemption price; and
(v) that dividends on the Series A Preferred Shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

    Immediately prior to any redemption of Series A Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares for which a notice of redemption has been given.

    The Series A Preferred Shares will have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit will constitute Excess Shares, and the Company will have the right to purchase Excess Shares from the holder. Excess Shares may be redeemed, in whole or in part, and, if in part, pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" in the accompanying Prospectus.

VOTING RIGHTS

    Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

    Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the outstanding Series A Preferred Shares or the holders of shares of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the accrued dividend for the then current dividend period shall have been fully paid or a sum sufficient for the payment thereof set aside for payment in full. If and when all accumulated dividends and the accrued dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the accrued dividend for the current dividend period have been paid on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). Each of the Preferred Shares Trustees shall be entitled to one vote on any matter.

    So long as any Series A Preferred Shares remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class): (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; (b) amend, alter or repeal the provisions of the Designating Amendment, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; or (c) enter into a consolidation or merger in which another entity is the surviving entity, unless the holders of the Series A Preferred Shares receive a preference security the rights, preferences, privileges and voting power of which do not differ from those of the Series A Preferred Shares in any manner which is material and adverse to the holder of the Series A Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in (b) or (c) above, so long as the Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, or the terms of the securities issued in exchange for the Series A Preferred Shares in the consolidation or merger are not materially different from those of the Series A Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series A Preferred Shares and provided further that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

    The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except that the Series A Preferred Shares are exchangeable for Excess Shares, in accordance with the Declaration of Trust. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" in the accompanying Prospectus.

RESTRICTIONS ON TRANSFER

    To help ensure that the Company qualifies as a REIT, transfer of the Series A Preferred Shares is restricted and ownership by any person is limited to 9.8% of the outstanding shares of beneficial interest, subject to certain restrictions. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" in the accompanying Prospectus.

TRANSFER AGENT

    The transfer agent, registrar and dividend disbursing agent for the Series
A Preferred Shares will be First Chicago Trust Company of New York, Jersey City, New Jersey.

                          FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material federal income tax considerations to the shareholders is for general information only and cannot deal with all aspects of taxation that may be relevant to the specific investment or tax circumstances of particular investors. Except to the extent discussed under the headings "Taxation of Tax-Exempt Shareholders" and "Taxation of Foreign Shareholders," the discussion does not address tax consequences to certain types of investors (such as insurance companies, financial institutions and broker-dealers) who are subject to special treatment under the federal income tax laws. Moreover, those laws are subject to change without notice, and any such change may have retroactive effect. This discussion is based on federal income tax laws as they exist at the time of this offering, including the Taxpayer Relief Act of 1997 (the "1997 Act").

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SERIES A PREFERRED SHARES OFFERED HEREBY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

    For a summary of the material federal income tax considerations to the Company or the impact on the Company of its election to be taxed as a REIT, see "Federal Income Tax Considerations Relating to the Company's REIT Status" in the accompanying Prospectus. The following discussion assumes that the Company continues to qualify as a REIT during all relevant periods.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

    DISTRIBUTIONS. Distributions made to the Company's taxable U.S.
shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Shareholders that are corporations will not be entitled to a dividends received deduction with respect to such dividends. Any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year.

    If the Company's distributions exceed its current and retained earnings and profits, the earnings and profits of the Company will first be applied to the distributions with respect to the Series A Preferred Shares and thereafter to distributions on the Common Shares. To the extent of the shareholder's tax basis in its Series A Preferred Shares, distributions in excess of the Company's current and accumulated earnings and profits are treated as a tax-free return of capital and reduce such basis (but not below zero). To the extent such distributions exceed the shareholder's basis in its shares, the distribution is taxable as capital gain, assuming the shareholder holds its Series A Preferred Shares as a capital asset.

    For any taxable year, the Company may elect to designate as "capital gain dividends" (as defined in section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"). In such event, the portion of the Capital Gains Amount that is allocable to holders of Series A Preferred Shares will be in the same proportion that the total dividends paid or made available to the holders of the Series A Preferred Shares for the year bears to the Total Dividends. In general, capital gain dividends that do not exceed the Company's actual net capital gain for the taxable year will be taxed to shareholders as gain from the sale of assets held more than one year, without regard to the period for which the shareholders have held their shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    The 1997 Act created several new categories of capital gains applicable to non-corporate taxpayers. Under prior law, non-corporate taxpayers were generally taxed at a maximum rate of 28% on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Non-corporate taxpayers are now generally taxed at a maximum rate of 20% on net capital gain attributable to gains realized on the sale of property held for more than 18 months, and a maximum rate of 28% on net capital gain attributable to gain realized on the sale of property held for more than one year but not more than 18 months. In addition, a 25% rate now applies to non-corporate taxpayers on certain gains realized on the sale of real property held for more than 18 months. The 1997 Act retains the prior law treatment of short-term capital gain and did not affect the taxation of capital gain recognized by corporate taxpayers. The Treasury is authorized to issue regulations for application of the reduced capital gains tax rates enacted in the 1997 Act to "pass-thru entities," including REITs, but has not yet done so. As a result, it is not clear at this time whether or to what extent a non-corporate shareholder of the Company may qualify for a reduced rate of tax on capital gain dividends paid by the Company.

    Beginning in 1998, a REIT that retains and pays taxes on capital gains may make an election under which its shareholders will be deemed to have received such capital gains and paid the tax. If the Company makes this election, a shareholder will be deemed to have received a pro rata share of the Company's capital gains and may claim a credit against its federal income tax liability for its share of taxes paid by the Company on such gains. In addition, the shareholder will increase its basis in its shares by an amount equal to the excess of the deemed distribution over the amount of tax credited to the shareholder.

    Shareholders may not include in their individual federal income tax returns any net operating losses or capital losses of the Company.

    SALE OR EXCHANGE OF SERIES A PREFERRED SHARES. Upon the sale or exchange of Series A Preferred Shares to or with a person other than the Company, a shareholder generally will recognize gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) the shareholder's adjusted tax basis in such shares. Such gain or loss will be capital gain or loss if the Series A Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. As noted earlier (see "Distributions"), the 1997 Act created several new categories of capital gains applicable to non-corporate taxpayers. The Treasury is authorized to issue regulations concerning application of these rates in connection with sales and exchanges of interests in "pass-thru entities," including REITs, but has not yet done so. As a result, it is not clear at this time whether or to what extent a non-corporate shareholder may qualify for a reduced rate of tax on a sale or exchange of Series A Preferred Shares.

    Any loss upon a sale or exchange of Series A Preferred Shares by a shareholder who held such Series A Preferred Shares for six months or less (after applying certain holding period rules) generally will be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Series A Preferred Shares.

    REDEMPTION OF SERIES A PREFERRED SHARES.  A redemption of Series A
Preferred Shares generally will be treated as a sale or exchange (see "Sale or Exchange of Series A Preferred Shares" above) if the holder of such redeemed shares does not own, actually or constructively within the meaning of section 318 of the Code, any shares of beneficial interest of the Company other than the redeemed shares. If a holder does own, actually or constructively, such other shares of beneficial interest (including Series A Preferred Shares not redeemed), a redemption of Series A Preferred Shares may be treated as a dividend to the extent of the Company's current and accumulated earnings and profits. Such dividend treatment will not apply if the redemption is "not essentially equivalent to a dividend" with respect to the shareholder under section 302(b) of the Code. The determination as to whether this test will be satisfied with respect to any particular holder of Series A Preferred Shares depends upon facts and circumstances at the time of the determination. Therefore, prospective shareholders are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of Series A Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by such shareholders. The shareholder's adjusted basis in the redeemed Series A Preferred Shares for tax purposes will be transferred to such shareholder's remaining shares of the Company. If the shareholder owns no other shares of the Company, such basis may be lost entirely.

BACKUP WITHHOLDING

    The Company will report to its U.S. shareholders and the Internal Revenue Service (the "IRS") the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company. See "Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

    Generally, distributions to a tax-exempt entity from a REIT do not constitute unrelated business taxable income, as defined in Section 512(a) of the Code ("UBTI"), provided that the tax-exempt entity has not financed its acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Thus, distributions by the Company to shareholders that are tax-exempt should not be taxable as UBTI, provided that no acquisition indebtedness was incurred with respect to such shares.

    Some or all of the distributions by a REIT to a tax-exempt employee's pension fund that owns more than 10% in value of the REIT are treated as UBTI if the REIT constitutes a "pension-held REIT" and if other conditions are met. In order to constitute a "pension-held REIT" the REIT must meet the test for classification as a REIT only because tax-exempt pension funds are not treated as a single individual for purposes of determining whether the REIT is "closely held" and either (A) one pension fund owns more than 25% in value of the REIT or
(B) one or more pension funds (each owning more than 10% in value of the REIT) own, in the aggregate, more than 50% of the value of the REIT. In addition, the gross income of the REIT derived from activities that would constitute unrelated trades or businesses, computed as if the REIT were a "qualified trust," must be at least 5% of the gross income of the REIT in the taxable year in which the distributions are made. The ownership limitations in the Company's Declaration of Trust (assuming no waiver by the Board of Trustees) should prevent the Company from being classified as a "pension-held REIT."

TAXATION OF FOREIGN SHAREHOLDERS

    The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of United States federal, state and local income tax laws with regard to an investment in the Series A Preferred Shares offered hereby, including any reporting requirements. If income from an investment in the Series A Preferred Shares offered hereby is treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to the dividends (and may also be subject to the 30% "branch profits" tax in the case of a shareholder that is a foreign corporation). The remainder of this discussion assumes that the distributions do not constitute "effectively connected" income.

    Distributions by the Company that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Shareholder to the extent that such distributions do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below. The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files all necessary forms required to establish eligibility for the lower rate and provides certification as to such eligibility, if necessary, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company certifying that the investment to which the distribution relates is "effectively connected" to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates generally applicable to dividend income may not necessarily apply to distributions from a REIT, such as the Company. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. Pursuant to recently enacted legislation, effective for distributions made after August 20, 1996, the Company is obligated to withhold 10% of the amount of any distribution in excess of the Company's current and accumulated earnings and profits. However, amounts withheld are refundable if it is subsequently determined that the distribution was in excess of current and accumulated earnings and profits of the Company and the amount withheld exceeded the Non-U.S. Shareholders' United States tax liability, if any.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were "effectively connected" with a United States business. Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% "branch profits" tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by the Company as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. The Company currently is a "domestically controlled REIT," and anticipates continuing to be so classified, and therefore the sale of the Preferred Shares offered hereby should not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (a Non-U.S. Shareholder that is a foreign corporation may also be subject to the 30% "branch profits" tax), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual may be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% "branch profits" tax).

    If the proceeds of a disposition of Series A Preferred Shares are paid by or through a United States office of a broker, the payment is subject to information reporting requirements and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address, and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to the payment of disposition proceeds if the payment is made outside the United States through a non-United States broker. United States information reporting (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder is otherwise entitled to an exemption. In 1997, the Treasury issued regulations changing certain rules applicable to payments to foreign persons. Generally, these changes are to be effective for payments made after December 31, 1998. Among the changes in the regulations are new intermediary certification procedures designed to simplify compliance by withholding agents.

OTHER TAX CONSEQUENCES

    The Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of the Company's shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                          RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges for the years ended December 31, 1995 and 1996 were 1.63 and 2.25, respectively, and the Company's ratios of earnings to fixed charges for the nine months ended September 30, 1996 and 1997 were 2.27 and 2.99, respectively. See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus.

    The ratio of earnings to fixed charges means the ratio of pretax income from continuing operations (with certain adjustments) to the total of: (i) interest, (ii) amortization of debt expense and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

    The Company issued Series A Preferred Stock in September, 1995, which was converted into Class B Common Stock in May, 1996. The Company's ratios of earnings to combined fixed charges and Preferred Stock dividends for the years ended December 31, 1995 and 1996 were 1.51 and 2.08, respectively, and the Company's ratios of earnings to combined fixed charges and Preferred Stock dividends for the nine months ended September 30, 1995 and September 30, 1996 were 1.48 and 2.05, respectively. The Company has not, as of the date of this Prospectus Supplement, issued any Preferred Stock prior to 1995 nor after May, 1996; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividends for years prior to 1995 and for periods after May, 1996 are unchanged from the ratios of earnings to fixed charges for such years as set forth above.

                                     UNDERWRITING

    Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters") for whom Lehman Brothers Inc., A.
G. Edwards & Sons, Inc., PaineWebber Incorporated, The Robinson-Humphrey Company, LLC, Smith Barney Inc. and Wheat, First Securities, Inc. are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company, the number of Series A Preferred Shares set forth below opposite its respective name.

   UNDERWRITER                                       NUMBER OF  PREFERRED SHARES
   -----------                                       ---------------------------

    Lehman Brothers Inc. . . . . . . . . . . . . . . . . .         410,000
    A.G. Edwards & Sons, Inc.. . . . . . . . . . . . . . .         408,000
    PaineWebber Incorporated . . . . . . . . . . . . . . .         408,000
    The Robinson-Humphrey Company, LLC . . . . . . . . . .         408,000
    Smith Barney Inc.. . . . . . . . . . . . . . . . . . .         408,000
    Wheat, First Securities, Inc.. . . . . . . . . . . . .         408,000
    Robert W. Baird & Co. Incorporated . . . . . . . . . .          40,000
    J.C. Bradford & Co.. . . . . . . . . . . . . . . . . .          40,000
    Everen Securities, Inc.. . . . . . . . . . . . . . . .          40,000
    Legg Mason Wood Walker, Incorporated . . . . . . . . .          40,000
    McDonald & Company Securities, Inc.. . . . . . . . . .          40,000
    Piper Jaffray Inc. . . . . . . . . . . . . . . . . . .          40,000
    SBC Warburg Dillon Read Inc. . . . . . . . . . . . . .          40,000
    Advest, Inc. . . . . . . . . . . . . . . . . . . . . .          15,000
    Cowen & Company. . . . . . . . . . . . . . . . . . . .          15,000
    Craigie Incorporated . . . . . . . . . . . . . . . . .          15,000
    Dain Bosworth Incorporated . . . . . . . . . . . . . .          15,000
    Davenport & Co. of Virginia, Inc.. . . . . . . . . . .          15,000
    Fahnestock & Co. Inc.. . . . . . . . . . . . . . . . .          15,000
    First Albany Corporation . . . . . . . . . . . . . . .          15,000
    First Southwest Company. . . . . . . . . . . . . . . .          15,000
    Gruntal & Co., L.L.C.. . . . . . . . . . . . . . . . .          15,000
    Interstate/Johnson Lane Corporation. . . . . . . . . .          15,000
    Janney Montgomery Scott Inc. . . . . . . . . . . . . .          15,000
    Mesirow Financial, Inc.. . . . . . . . . . . . . . . .          15,000
    Morgan Keegan & Company, Inc.. . . . . . . . . . . . .          15,000
    The Ohio Company . . . . . . . . . . . . . . . . . . .          15,000

   UNDERWRITER                                       NUMBER OF  PREFERRED SHARES
   -----------                                       ---------------------------

    Parker/Hunter Incorporated . . . . . . . . . . . . . .          15,000
    Principal Financial Securities, Inc. . . . . . . . . .          15,000
    Raymond James & Associates, Inc. . . . . . . . . . . .          15,000
    U.S. Clearing Corp.. . . . . . . . . . . . . . . . . .          15,000

    Total. . . . . . . . . . . . . . . . . . . . . . . . .       3,000,000
                                                                 ---------
                                                                 ---------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Series A Preferred Shares are subject to the conditions contained therein, and that if any of the Series A Preferred Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all the Series A Preferred Shares agreed to be purchased by the Underwriters must be so purchased.

    The Company has been advised by the Underwriters that they propose to offer the Series A Preferred Shares directly to the public at the initial offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such public offering price less a concession not in excess of $.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.40 per share to certain other underwriters or to certain other brokers or dealers. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Representatives.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Company intends to file an application to list the Series A Preferred Shares on the NYSE. If so approved for listing, trading of the Series A Preferred Shares is expected to commence within the 30-day period after the initial delivery of the Series A Preferred Shares. The Company has been advised by the Underwriters that they presently intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the NYSE, as permitted by applicable law and regulations. The Underwriters are not obligated, however, to make a market in the Series A Preferred Shares and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the existence of trading markets for, the Series A Preferred Shares.

    Until the distribution of the Series A Preferred Shares is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members, if any, to bid for and purchase the Series A Preferred Shares.
As an exception to these rules, the Representatives of the Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Preferred Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Shares.

    If the Underwriters create a short position in the Series A Preferred
Shares in connection with the offering thereof (i.e., if they sell more Series A Preferred Shares than are set forth on the cover page of this Prospectus Supplement), the Representatives may reduce that short position by purchasing Series A Preferred Shares in the open market. The Representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in this Prospectus Supplement.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, investment banking services for the Company, for which customary compensation has been received.

    The Company has a $135 million unsecured credit facility under which Lehman Brothers Holdings Inc., an affiliate of Lehman Brothers Inc. (one of the Underwriters under this Prospectus Supplement), is one of the lenders. The Company intends to use all of the net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby to reduce amounts outstanding under this unsecured credit facility. In the event that a default occurs under the unsecured credit facility, Lehman Brothers Holdings Inc. and the other lenders thereunder have the right to pursue various remedies which may be to the disadvantage of the holders of the Series A Preferred Shares.

                                    LEGAL MATTERS

    The legality of the Series A Preferred Shares offered hereby will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois and certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP. Ungaretti & Harris and Skadden, Arps, Slate, Meagher & Flom LLP will rely on Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland as to certain matters of Maryland law. In addition, Ungaretti & Harris will provide an opinion as to the qualification of the Company as a REIT under the Code.

                                       EXPERTS

    The financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the statements of revenue and certain expenses included in the Company's Form 8-K/A filed with the Commission on November 27, 1996 and the statements of (combined) revenues and certain expenses included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, all incorporated by reference in this Prospectus Supplement, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of those experts in giving their reports.

PROSPECTUS

                                  $200,000,000

                                     [LOGO]

     DEBT SECURITIES, COMMON SHARES, PREFERRED SHARES, SECURITIES WARRANTS
                              --------------------

    CenterPoint Properties Trust (the "Trust") may from time to time offer in one or more series its (i) senior debt securities ("Senior Debt Securities"),
(ii) subordinated debt securities ("Subordinated Debt Securities") (Senior Debt Securities and Subordinated Debt Securities being collectively referred to herein as "Debt Securities"), (iii) common shares of beneficial interest, $.001 par value per share ("Common Shares"), (iv) preferred shares of beneficial interest, par value $.001 per share ("Preferred Shares"), and (v) warrants exercisable for Debt Securities, Common Shares or Preferred Shares ("Securities Warrants"), in amounts, at prices and on terms to be determined at the time of offering. The Senior Debt Securities, Subordinated Debt Securities, Common Shares, Preferred Shares and Securities Warrants (collectively referred to herein as the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The aggregate public offering price for Securities offered by the Company will be up to $200,000,000 (or the equivalent based on the applicable exchange rate at the time of the offering).

    The specific terms of the Securities with respect to which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payment, covenants and any initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (iv) in the case of Securities Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for U.S. federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly by the Company, through agents designated from time to time by the Company, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.
                           --------------------------
SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN FACTORS AND MATERIAL
                                     RISKS
               IN CONNECTION WITH THE PURCHASE OF THE SECURITIES.
                             ---------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
             SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS A
                             CRIMINAL OFFENSE.
                            ------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.

                                October 23, 1997

                                AVAILABLE INFORMATION


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable legal or New York Stock Exchange, Inc. ("NYSE") requirements, pursuant to which the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza Office Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, and at the NYSE, 20 Broad Street, New York, New York 10005. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web Site (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

    Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

    3. The Company's Current Report on Form 8-K filed with the Commission on July 1, 1996;

    4. The Company's Current Report on Form 8-K filed with the Commission on October 3, 1996, as amended by Form 8-K/A filed with the Commission on November 27, 1996; and

    5. The description of the Company's Common Stock set forth in the Company's Post-Effective Amendment No. 1 to Form S-3 registration statement filed with the Commission on March 22, 1995 (File No. 33-89630).

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated herein by reference (excluding exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such information should be directed to CenterPoint Properties Trust, 401 North Michigan, 30th Floor, Chicago, Illinois 60611; Attention: Paul S. Fisher, Secretary; telephone (312) 346-5600.

                                     THE COMPANY

    The Company is a fully integrated real estate investment trust focused on the acquisition, development, redevelopment, management and ownership of warehouse/industrial property located in Greater Chicago (defined as the area within a 150-mile radius of Chicago, including Milwaukee, Wisconsin and South Bend, Indiana). The Company has elected and qualified for REIT status since January 1, 1994. See "Federal Income Tax Considerations Relating to the Company's REIT status -- Qualification as a REIT; Opinion of Counsel."

    The Company, a Maryland real estate investment trust, was founded in 1984 and completed its initial public offering of securities in December 1993. As of September 30, 1996, the Company owned and managed a portfolio of 73 warehouse/industrial properties, containing approximately 13.8 million square feet of space, and believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago. The Company also owns and manages three retail properties and one apartment property. As of September 30, 1996, the Company's properties were 98% leased, with the warehouse/industrial properties occupied by 129 tenants in diverse industries and no tenant accounting for the lease of more than 10% of the total square footage of the Company's warehouse/industrial portfolio. Substantially all of the Company's properties have been constructed or renovated during the past ten years.

    The Company believes that Greater Chicago offers significant opportunities for investment in and ownership of warehouse/industrial property. Greater Chicago, due to its central location and extensive air, roadway, rail, and water transportation infrastructure, supports a diverse industrial and service industry base. Based on published statistics regarding square feet of space owned and managed by other firms and publicly available information filed with the Commission, as well as its knowledge and experience in the market, the Company believes it is the largest owner and operator of warehouse/industrial property in Greater Chicago.

    The Company believes that investment in warehouse/industrial property offers attractive returns and stable cash flow. Published statistics indicate that total returns from warehouse/industrial properties have been among the highest of any commercial property type in each of the past 15 years. The Company believes that cash flow from warehouse/industrial property investments is generally more predictable than cash flow from other property types because:
(i) relatively short construction periods discourage speculative building; (ii) lower capital expenditures are required to sustain rental income due to the adaptable character of warehouse/industrial property; and (iii) tenant renewal rates are higher due to the significant cost and disruption to tenant operations resulting from relocations. Moreover, leases for warehouse/industrial properties provide generally for rent growth through contractual rent increases or rents tied to certain indices such as the Consumer Price Index and are generally structured as net leases, providing for the pass through to tenants of all operating and real estate tax expenses.

    The Company's objective is to maximize shareholder value by pursuing a growth strategy consisting of (i) intensive management of the Company's existing properties, and (ii) the acquisition of existing leased properties, build-to-suit projects and properties suitable for redevelopment.

    The Company's principal executive office is located at 401 North Michigan Avenue, 30th Floor, Chicago, Illinois 60611, and its telephone number is (312) 346-5600.

                                     RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below.

LIMITED GEOGRAPHICAL AND PROPERTY-TYPE DIVERSIFICATION

    All of the Company's properties are located in Greater Chicago, and substantially all of the Company's properties are warehouse/industrial properties. While the Company believes that its focus on this geographical area and property type is an advantage, the Company's performance and its ability to make distributions to shareholders could be adversely affected by unfavorable economic and/or warehouse/industrial real estate conditions in Greater Chicago.

RISKS OF DEBT FINANCING

    The Company is subject to the risks normally associated with the incurrence of debt financing, including the risks that (i) the Company will be unable to meet required payments of principal and interest, (ii) existing indebtedness will not be able to be refinanced or, if refinanced, the terms of such refinancing will not be as favorable as the original terms of such indebtedness and (iii) necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed or, if financed, will not be able to be financed on terms favorable to the Company. If a property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the property could be foreclosed upon by the mortgagee with a consequent loss of income and asset value to the Company.

    The Company intends to continue its policy of maintaining a ratio of debt (excluding the Company's 8.22% Convertible Subordinated Debentures due 2004 (the "Debentures")) to total market capitalization of the Company of less than 50%. However, the Company's Declaration of Trust does not contain any limitations on the ratio of debt to total market capitalization. Accordingly, the Board of Trustees could alter or eliminate the current limitation on borrowing without the approval of the Company's shareholders. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's Funds from Operations and its ability to make expected distributions to shareholders, as well as increase the risk of default on the Company's other indebtedness and any borrowings incurred under the Company's lines of credit.

    Certain of the Company's debt now provides, and may in the future provide, for variable interest rates. To the extent that the Company has variable interest rate debt, the Company is exposed to the risk of interest rate fluctuations and, consequently, an increase in interest expense. An increase in interest expense could have a material adverse impact on the Company's operations.

LIMITATION ON OWNERSHIP OF SHARES

    In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Due to these limitations on the concentration of ownership of shares of beneficial interest in a REIT, ownership of more than 9.8% of the value of the outstanding shares of beneficial interest by any single shareholder has been restricted in the Declaration of Trust, with the exception of the ownership of the Common Shares by the Company's former parent company, CRP-London.

    Recent tax legislation relaxed the rules concerning ownership of shares of beneficial interest in a REIT by certain domestic pension trusts. The Declaration of Trust does not implement this change in the tax law. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    These ownership limits, as well as the ability of the Company to issue additional Common Shares and Preferred Shares, may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be advantageous to shareholders, and (ii) limit the opportunity for shareholders to receive a premium over then prevailing market prices for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares or otherwise effect a change of control of the Company. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer."

CHANGES IN INVESTMENT AND FINANCING OBJECTIVES

    The investment and financing objectives of the Company, and its objectives with respect to certain other activities, including without limitation, the objective that the Company continue to qualify as a REIT, will be determined by the Board of Trustees. Although the Board of Trustees has no present intention to do so, the Board may revise current objectives of the Company at any time and from time to time in its sole discretion. Accordingly, shareholders will have no direct control over changes in the objectives of the Company.

REAL ESTATE INVESTMENT CONSIDERATIONS

    GENERAL. The business of owning and investing in real estate is highly competitive and is subject to numerous inherent risks, including adverse changes in general or local economic conditions and/or specific industry segments, real estate values, rental rates, interest rates, real estate tax rates and other operating expenses, the possibility of competitive overbuilding and of the Company's inability to obtain or maintain high levels of occupancy in the Company's properties, tenant defaults, unfavorable changes in governmental rules and fiscal policies (including rent control legislation), acts of God and other factors which are beyond the control of the Company. In addition to affecting the profitability of operations, these and other factors could impact the marketability of the Company's properties.

    In addition to the general risks of ownership and investment in real property, the Company will be subject to other risks in connection with the leasing, redevelopment and improvement of properties, such as the risk that the properties may operate at a cash deficit during the redevelopment and/or lease-up period, and the risk of a contractor's inability to control costs and to conform to plans, specifications and timetables, which may in turn be affected by strikes, weather, government regulations and other conditions beyond the contractor's control. The benefits anticipated from such transactions, therefore, may be reduced or may not materialize. The Company may in the future acquire properties in need of additional leasing activity, rehabilitation or improvement.

    COMPETITION. All of the Company's existing properties are, and all of the properties that it may acquire in the future are expected to be, located in areas that include numerous other warehouse/industrial, retail or apartment properties, many of which may be deemed to be more suitable to any potential tenant. The resulting competition could have a material adverse effect on the Company's ability to lease its properties and to increase the rentals charged on existing leases.

    ENVIRONMENTAL MATTERS. All of the Company's existing properties have been, and all properties the Company may acquire in the future will be, subjected to a Phase I or similar environmental assessment. The purpose of a Phase I environmental assessment is to determine if past and present uses of a property indicate the potential for soil or groundwater contamination or if other environmental conditions might affect the value of or future uses of the property. Phase I environmental assessments generally include the following: visual inspection of environmental conditions at and around the property; review of available land use records; interviews with the property representatives; examination of information from environmental agencies; and a walk through survey for suspected asbestos containing or other toxic materials. These environmental assessments have not revealed any environmental condition with respect to any of the Company's existing properties that the Company believes could have a material adverse effect upon the business or assets of the Company. However, no assurance can be given that environmental assessments have revealed or will reveal all potentially negative environmental conditions that may exist.

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is potentially liable to governmental entities or third parties for property damage and the costs of investigation, removal or remediation of contamination caused by certain hazardous or toxic substances on or in such property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remove such substances or remediate any contamination caused thereby, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal of hazardous substances at a treatment, storage or disposal facility may be liable for the cost of removal or remediation of such substances at such treatment, storage or disposal facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with such materials. In connection with the ownership, operation, management and development of properties, the Company may be considered the owner or operator of such properties or as having arranged for the disposal of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and damages for injuries to persons and properties.

    UNINSURED LOSS. The Company maintains comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to its properties, with limits and deductibles customary in the industry. Certain types of losses, however, may be either uninsurable or not economically insurable, such as those due to earthquakes, riots or acts of war. Should an uninsured loss occur, the Company could lose both its investment in and anticipated profits and cash flow from a property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the Company.

    COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT. Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. Existing warehouse/industrial properties generally are exempt from the provisions of ADA but may be subject to provisions requiring that buildings be made accessible to people with disabilities. Compliance with the ADA could require removal of access barriers, and non-compliance could result in the imposition of fines by the federal government or an award of damages to private litigants. While the amounts of such compliance costs, if any, are not currently ascertainable, they are not expected to have an adverse effect on the Company.

CERTAIN RISKS RELATED TO REIT STATUS AND STRUCTURE

    TAXATION AS A CORPORATION. The Company has elected and qualified for REIT status since January 1, 1994. Although the Company believes that it has operated in such a manner as to qualify as a REIT, no assurance can be given that the Company will remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which disqualification occurred. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the years involved. In addition, distributions to shareholders would no longer be required to be made.

    LACK OF CONTROL OF CERTAIN SUBSIDIARY CORPORATIONS. The Company expects to derive income from certain activities (such as management of properties owned by third parties) in excess of amounts the Company could earn directly or through an entity controlled by the Company without jeopardizing its REIT status. Accordingly, the Company owns a small percentage of the voting stock of corporations carrying on such activities, and the Company has limited ability to influence the day-to-day management of such corporations, even though the Company owns stock representing most of the economic interest in such corporations.

    OTHER TAX LIABILITIES. Even as a REIT, the Company will be subject to certain federal, state and local taxes on its income and property.

                                   USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to invest the net proceeds of any sale of Securities for general business purposes, including the development, redevelopment and acquisition of additional properties and repayment of outstanding debt.

                          RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges for the years ended December 31, 1994 and 1995 were 1.19 and 1.63, respectively, and the Company's ratios of earnings to fixed charges for the nine months ended September 30, 1995 and 1996 were 1.49 and 2.27, respectively. The ratios of earnings to fixed charges for the years ended December 31, 1991 through December 31, 1993 were less than one-to-one.

    The ratio of earnings to fixed charges means the ratio of pretax income from continuing operations (with certain adjustments) to the total of: (i) interest, (ii) amortization of debt expense and (iii) such portion of rental expense as can be demonstrated to be representative of the interest factor in the particular case.

    The Company issued Series A Preferred Stock in September, 1995, which was converted into Class B Common Stock in May, 1996. The Company's ratios of earnings to combined fixed charges and Preferred Stock dividends for the year ended December 31, 1995 was 1.51 and the Company's ratio of earnings to combined fixed charges and Preferred Stock dividends for the nine months ended September 30, 1995 and September 30, 1996 was 1.48 and 2.05, respectively. The Company had not issued any Preferred Stock prior to 1995; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividends for years prior to 1995 are unchanged from the ratios of earnings to fixed charges for such years as set forth above.

                            DESCRIPTION OF DEBT SECURITIES

    The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities.

    The Senior Debt Securities will be issued under an Indenture, as amended or supplemented from time to time (the "Senior Indenture"), between the Company and a trustee to be selected by the Company (the "Senior Trustee"), and the Subordinated Debt Securities will be issued under an Indenture, as amended and supplemented from time to time (the "Subordinated Indenture"), between the Company and a trustee to be selected by the Company (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are each referred to herein individually as an "Indenture," and they are together referred to herein as the "Indentures;" the Senior Trustee and the Subordinated Trustee are each referred to herein individually as a "Trustee," and they are together referred to herein as the "Trustees." Forms of the Senior Indenture and of the Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate office of the Senior Trustee and Subordinated Trustee, respectively, or as described above under "Available Information." The Indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The Company will execute the applicable Indenture when and if the Company issues Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. Unless otherwise indicated, all Section references appearing herein are to Sections of the Indentures and capitalized terms used but not otherwise defined herein will have the meanings set forth in the Indentures.

PROVISIONS APPLICABLE TO SENIOR DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

    GENERAL. The Debt Securities will be direct, unsecured obligations of the Company and may be either Senior Debt Securities or Subordinated Debt Securities.

    The indebtedness represented by the Senior Debt Securities will rank pari passu with other Senior Debt (as defined under "Provisions Applicable Solely to Subordinated Debt Securities -- General") of the Company that may be outstanding from time to time. The payment of principal of (and premium, if any) and interest on indebtedness represented by Subordinated Debt Securities will be subordinated, to the extent and in the manner provided in the Subordinated Indenture, in right of payment to the prior payment in full of the Senior Debt of the Company, including the Senior Debt Securities, as described under the heading "Provisions Applicable Solely to Subordinated Debt Securities -- Subordination."

    Each Indenture will provide that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company or as established in the applicable Indenture or as may be established in one or more indentures supplemental thereto. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

    Each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee thereunder, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

    The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

    (1)  the title of such Debt Securities;

    (2) the classification of such Debt Securities as Senior Debt Securities or Subordinated Debt Securities;

    (3) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (4) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

    (5) If convertible in whole or in part into Common Shares or Preferred Shares, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

    (6) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

    (7) The rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which such Debt Securities will bear interest, if any;

    (8) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates will be determined, the person to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

    (9) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

    (10) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

    (11) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (12) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (13) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any) or interest and Additional Amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts will be determined;

    (14) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

    (15) Whether such Debt Securities will be issued in certificated or book-entry form;

    (16) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

    (17) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

    (18) If such Debt Securities are to be issued upon the exercise of Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

    (19) Whether and under what circumstances the Company will pay any Additional Amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

    (20) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

    The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    The Indentures will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer" and "Risk Factors -- Limitation on Ownership of Shares." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

    DENOMINATION, INTEREST, REGISTRATION AND TRANSFER. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

    Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof will be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307).

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

    Neither the Company nor any Trustee will be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) exchange any Bearer Security so selected for redemption, except to exchange such Bearer Security for a Registered Security of that series of like tenor when immediately surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

    MERGER, CONSOLIDATION OR SALE. The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (a) either the Company will be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets will expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest and Additional Amounts, if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, has occurred and be continuing; and
(c) an officer's certificate and legal opinion covering such conditions will be delivered to each Trustee (Sections 801 and 803).

    CERTAIN COVENANTS.

    EXISTENCE. Except as described above under "Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities (Section 1006).

    MAINTENANCE OF PROPERTIES. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, the Company and its Subsidiaries will not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

    INSURANCE. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurers and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

    PAYMENT OF TAXES AND OTHER CLAIMS. The Company will be required to pay or discharge or cause to be paid or discharged, before the same becomes delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings or (ii) for which the Company has set apart and maintains an adequate reserve (Section 1009).

    PROVISION OF FINANCIAL INFORMATION. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents (the "Financial Information") which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports and (ii) file with the Trustees copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

    ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE. Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

    EVENTS OF DEFAULT, NOTICE AND WAIVER. Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), that continues for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled within a specified period of time; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501). The term "Significant Subsidiary" will mean each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

    If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company has deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

    Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

    Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on, and any Additional Amounts in respect of such Debt Securities at the respective due dates thereof (Section 508).

    Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

    Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

    MODIFICATION OF THE INDENTURES. Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security;
(b) reduce the principal amount of, or the rate or amount of interest on or any Additional Amounts payable in respect thereof, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security;
(c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; (f) if Subordinated Debt Securities, modify any of the provisions of the Subordinated Indenture relating to the subordination of such Subordinated Debt Securities in a manner adverse to the Holders thereof; or (g) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

    The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

    Modifications and amendments of each Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in an Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action will not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination will become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action will not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; (x) to close either Indenture with respect to the authentication and delivery of additional sums of Debt Securities or to qualify, or maintain qualification of either Indenture under the Trust Indenture Act; or
(xi) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action will not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

    Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that will be deemed Outstanding will be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that will be deemed Outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the applicable Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor will be disregarded (Section 101).

    Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504).

    Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there will be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504).

    DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE. The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest and any Additional Amounts to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401).

    Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement, whereupon any omission to comply with such obligations will not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

    "Government Obligations" will be defined in the Indentures to mean securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in U.S. dollars.

    In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

    REDEMPTION OF SECURITIES. Each Indenture will provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof (Section 1102).

    From and after notice has been given as provided in the Indentures, if funds for the redemption of any Debt Securities called for redemption have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice (Section
1105), and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price (Section 1106).

    Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed (Section 1104). With respect to Bearer Securities, notice will be sufficiently given if published in an Authorized Newspaper in the City of New York and in such other city or cities as may be specified in the Debt Securities (Section 106).

    If the Company elects to redeem Debt Securities, it will notify the applicable Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to such Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date (Section 1102). If less than all the Debt Securities are to be redeemed, the applicable Trustee will select the Debt Securities to be redeemed PRO RATA, by lot or in such manner as it deems fair and appropriate (Section 1103).

    GLOBAL SECURITIES. The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series (Section 201). Global Securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until a Global Security is exchanged in whole or in part for the individual Securities represented thereby, it may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

    The specific terms of the depository arrangement with respect to particular Securities will be described in the Prospectus Supplement relating to such Securities. The Company expects that unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to depository arrangements.

    Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such Securities or by the Company if such Securities are offered directly by the Company. Ownership of beneficial interests in such Global Security will be limited to Participants or person that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository for such Global Security or its nominee (with respect to beneficial interests of participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

    So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes. Except as described below or in the applicable Prospectus Supplement, owners of beneficial interest in a Global Security will not be entitled to have any of the individual Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Securities in definitive form and will not be considered the Owners or Holders thereof.

    Payment with respect to Securities represented by a Global Security registered in the name of a Depository or its nominee (including dividends, with respect to Common Shares, dividends and any redemption payments on Preferred Shares and principal of, any premium or Make-Whole Amount and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities) will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, any Trustee, any Paying Agent, the Security Registrar or any transfer agent for Securities represented by a Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depository for any Securities or its nominee, upon receipt of any payment with respect to Securities represented by a Global Security will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Security as shown on the records of such Depository or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name. Such payments will be the responsibility of such Participants.

    If a Depository for any Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue individual Securities in exchange for the Global Security representing such discretion, subject to any limitations described in the Prospectus Supplement relating to such Securities, determine not to have any of such Securities represented by one or more Global Securities and in such event will issue individual Securities in exchange for the Global Security or Securities representing such Securities. Individual Debt Securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

    GENERAL.    Subordinated Debt Securities will be issued under the
Subordinated Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Debt of the Company, including the Senior Debt Securities, that may be outstanding from time to time. All Section references appearing below are to Sections of the Subordinated Indenture.

    If Subordinated Debt Securities are issued under the Subordinated Indenture, the aggregate principal amount of Senior Debt outstanding as of a recent date will be set forth in the Prospectus Supplement. The Subordinated Indenture will not restrict the amount of Senior Debt that the Company may incur.

    The term "Senior Debt" will be defined in the Subordinated Indenture to mean: (i) the principal of and premium, if any, and interest on indebtedness for borrowed money; (ii) purchase money and similar obligations; (iii) obligations under capital leases; (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for payment of, such indebtedness of others; (v) renewals, extensions and refunding of any such indebtedness; (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and (vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through
(vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company. As used in the preceding sentence, the term "purchase-money obligations" means indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but will not include any trade accounts payable (Section 101).

    SUBORDINATION. The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Debt of the Company (Section
1601).

    No Payment or Distribution will be made by the Company, the Trustee or the Paying Agent on account of principal of (or premium, if any) or interest on the Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, or on account of the purchase or other acquisition of Subordinated Debt Securities, whether upon stated maturity, upon redemption or acceleration, or otherwise, if there has occurred and be continuing a default with respect to any Senior Debt permitting the acceleration thereof or with respect to the payment of any Senior Debt and (a) such default is the subject of a judicial proceeding or (b) notice of such default in writing or by telegram has been given to the Company by any holder or holders of any Senior Debt, unless and until the Company has received written notice from such holder or holders that such default or event of default has been cured or waived or has ceased to exist (Section 1602).

    Upon any acceleration of the principal of the Subordinated Debt Securities or any payment by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Debt will first be paid in full in cash, or payment thereof provided for to the satisfaction of the holders thereof, before any Payment or Distribution is made on account of the redemption price or principal of (and premium, if any) or interest on the Subordinated Debt Securities; and (subject to the power of a court of competent jurisdiction to make other equitable provision, which has been determined by such court to give effect to the rights conferred in Article 16 of the Subordinated Indenture upon the Senior Debt and the holders thereof with respect to the Subordinated Debt Securities or the Holders thereof or the Trustee, by a lawful plan of reorganization or readjustment under applicable law) upon any such dissolution or winding up or liquidation or reorganization, any Payment or Distribution by the Company or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Debt Securities or the Trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, will be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such Payment or Distribution directly to the holders of Senior Debt of the Company or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Debt in full in cash, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt, before any Payment or Distribution is made to the Holders of the Subordinated Debt Securities or to the Trustee, except that the Trustee will have a lien for the payment of its fees and expenses (Section 1602).

    In the event that, notwithstanding the foregoing, any Payment or Distribution by the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, will be received by the Trustee or the Holders of the Subordinated Debt Securities before all Senior Debt is paid in full in cash, or provision is made for such payment to the satisfaction of the holders thereof, and if such fact has then been or thereafter is made known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then and in such event such Payment or Distribution will be paid over or delivered to the holders of Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in cash, after giving effect to any concurrent Payment or Distribution to or for the holders of such Senior Debt, and, until so delivered, the same will be held in trust by any Holder of a Security as the property of the holders of Senior Debt (Section 1602).

    The holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders of the Subordinated Debt Securities, without incurring responsibility to the Holders of the Subordinated Debt Securities and without impairing or releasing the obligations of the Holders of the Subordinated Debt Securities hereunder to the holders of Senior Debt: (i) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, Senior Debt, or otherwise amend in any manner Senior Debt or any instrument evidencing the same or any agreement under which Senior Debt is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt; (iii) release any Person liable in any manner for the collection of Senior Debt; and/or (iv) exercise or refrain from exercising any rights against the Company and any other Person (Section 1602).

    SUBROGATION. Subject to the payment in full in cash of all amounts then due (whether by acceleration of the maturity thereof or otherwise) on account of all Senior Debt at the time outstanding, the Holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Debt to receive Payments or Distributions of cash, property or securities of the Company applicable to the Senior Debt until the principal of (and premium, if any) and interest on the Subordinated Debt Securities is paid in full; and, for the purposes of such subrogation, no Payments or Distributions to the holders of Senior Debt to which the Holders of the Subordinated Debt Securities or the Trustee would be entitled except for the provisions of Article 16 of the Subordinated Indenture, and no payments other than pursuant to the provisions of
Article 16 of the Subordinated Indenture to the holders of Senior Debt by Holders of the Subordinated Debt Securities or the Trustee, will, as between the Company, the Company's creditors other than holders of Senior Debt, and the Holders of the Subordinated Debt Securities, be deemed to be a payment by the Company to or on account of the Senior Debt. It is understood that the provisions of Article 16 of the Subordinated Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Debt Securities, on the one hand, and the holders of Senior Debt, on the other hand (Section 1603).

                     DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

    The following is a summary of the terms of the shares of beneficial interest in the Company. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and the By-laws. See "Available Information."

GENERAL

    The Declaration of Trust authorizes the issuance of up to 60,000,000 shares of beneficial interest in the Company, of which 47,727,273 are common shares, par value $.001 per share ("Common Shares"), 2,272,727 are Class B Common Shares, par value $.001 per share ("Class B Common Shares"), and 10,000,000 are shares of Series Preferred Shares, par value $.001 per share ("Preferred Shares"). As of October 31, 1996, there were 14,312,195 shares of Common Stock issued and outstanding and 2,272,727 shares of Class B Common Stock issued and outstanding, all of which are fully-paid and non-assessable. The Class B Common Stock was issued in May 1996 upon conversion of the Company Series A Preferred Stock. As a consequence of such conversion, no shares of Preferred Stock are as of October 31, 1996 issued and outstanding, and the Series A Preferred Stock reverted to the status of authorized and unissued Preferred Stock.

COMMON SHARES

    Holders of Common Shares are entitled to receive dividends when and as declared by the Board of Trustees out of funds legally available therefor after payment of any preferential dividends to the holders of any series of Preferred Shares that may then be issued and outstanding. Upon any liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and any preferential payments to the holders of Preferred Shares. The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and, except as otherwise required by law with respect to class voting rights, or as granted to the holders of Class B Common Shares, or provided in any resolution adopted by the Board of Trustees with respect to any series of Preferred Shares establishing the powers, designations, preferences and relative, participating, optional or other special rights of such series, the holders of Common Shares possess all voting powers. Holders of Common Shares do not possess preemptive rights to subscribe for additional securities of the Company or the right to cumulate their shares in the election of trustees or in any other matter. All Common Shares offered by the Company will be, and all issued and outstanding Common Shares are, fully paid and non-assessable.

    The transfer agent and registrar for the Common Shares is First Chicago Trust Company of New York, Jersey City, New Jersey.

CLASS B COMMON SHARES

    DIVIDENDS

    Holders of Class B Common Shares are entitled to receive, when and as declared by the Board of Trustees, out of funds legally available therefor, dividends PARI PASSU with any dividends paid on the Common Shares, in an amount per share equal to the Class B Common Shares Common Dividend Amount as in effect from time to time. Each calendar quarter is referred to as a "Dividend Period." The amount of dividends payable with respect to each full Dividend Period is computed by dividing the Class B Common Shares Common Dividend Amount by four. The amount of dividends on the Class B Common Shares with respect to any Dividend Period shorter or longer than a full Dividend Period is computed ratably on the basis of the actual number of days in such Dividend Period. The initial Class B Common Shares Dividend Amount is $1.7268. Upon a change in the quarterly cash dividend per share applicable to the Common Shares, the quarterly cash dividend per share of the Class B Common Shares is adjusted for the same Dividend Period by an amount computed by multiplying the amount of the change in the Common Shares dividend by the Conversion Ratio (as defined below).

    In the event that the Company declares a distribution payable in
(i) securities of other persons, (ii) evidences of indebtedness issued by the Company or other persons, (iii) assets (excluding cash dividends) or
(iv) options or rights to purchase shares of beneficial interest or evidences of indebtedness in the Company or other persons, then the holders of Class B Common Shares will be entitled to a proportionate share of any such distribution as though they were the holders of the number of Common Shares into which their Class B Common Shares are or would be convertible (assuming such Class B Common Shares were then convertible) as of the record date fixed for determination of the holders of Common Shares entitled to receive such distribution.

    LIQUIDATION RIGHTS

    Subject to any prior rights of any other class or series of shares of beneficial interest in the Company, the holders of the Class B Common Shares will be entitled to receive the remaining assets of the Company available for distribution pro rata with the holders of Common Shares as though they were the holders of the number of Common Shares into which their Class B Common Shares are or would be convertible (assuming such Class B Common Shares were then convertible) as of the record date applicable to such distribution.

    Neither a consolidation or merger of the Company with or into any other entity, nor a merger of any other entity into the Company, nor the purchase or redemption of all or part of the outstanding shares of any class or classes of shares of beneficial interest in the Company, nor a sale or transfer of all or any part of the Company's assets, will be considered a liquidation, dissolution or winding up of the Company.

    VOTING RIGHTS

    The holders of Class B Common Shares are not entitled to vote on any matter on which the holders of Common Shares are entitled to vote, except that the holders of a majority of the Class B Common Shares, voting as a separate class, must approve (i) any material adverse change in the rights, preferences or privileges of the Class B Common Shares and (ii) any creation of a new class of shares of beneficial interest having rights, preferences or privileges senior to or on a parity with the preferences or privileges of the Class B Common Shares.

    CONVERSION RIGHTS

    Beginning on September 30, 1998, and at the end of each calendar quarter thereafter, the number of Class B Common Shares will mandatorily convert into such number of Common Shares as will result in the holders of the Class B Common Shares owning, in the aggregate, 4.9% of the then outstanding Common Shares; and if on any such date the total number of outstanding Class B Common Shares would not, upon conversion, result in the holders thereof owning, in the aggregate, 4.9% of the then outstanding Common Shares, then all such outstanding Class B Common Shares will mandatorily convert into Common Shares.

    On May 22, 2006, each remaining Class B Common Share which has not been converted to Common Shares will mandatorily convert to that number of non-assessable Common Shares equal to the Conversion Ratio, as adjusted, regardless of the 4.9% limitation.

    Beginning on September 21, 1998, the holders of Class B Common Shares will have the right, at their option, to convert each such Class B Common Share, at any time and from time to time, into one fully paid and non-assessable Common Share (the "Conversion Ratio," which is subject to adjustment as provided below); PROVIDED, HOWEVER, that no holder of Class B Common Shares will be entitled to convert such Class B Common Shares into Common Shares pursuant to the foregoing provision if, as a result of such conversion, such person would become the Beneficial Owner of more than 4.9% of the outstanding Common Shares. "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act (or any successor provision thereto). Notwithstanding the foregoing, the conversion right described above may be exercised at any time and irrespective of the 4.9% limitation (and no such limit will apply) if any of the following circumstances occurs:

          (i) For any two consecutive fiscal quarters, the aggregate amount outstanding as of the end of the quarter under (A) all mortgage indebtedness of the Company and its consolidated entities and (B) unsecured indebtedness of the Company and its consolidated entities for money borrowed that has not been made generally subordinate to the other indebtedness for borrowed money of the Company or any consolidated entity exceeds 55% of the Company's total market capitalization, defined as the market value of all of the Company's outstanding shares of beneficial interest, assuming the conversion of all outstanding convertible securities, including the Class B Common Shares, plus the amount of the Company's total non-convertible indebtedness; or

          (ii) Fewer than three of John S. Gates, Jr., Robert M. Stovall, Michael M. Mullen and Paul S. Fisher are continuing as Key Managers of the Company. (For purposes of this subparagraph (ii), a "Key Manager" means a person who (A) is employed by the Company and (B) actively participates as a senior executive officer in the management of the Company); or

          (iii) If (A) the Company is party to, or has announced or entered into an agreement for, any transaction (including, without limitation, a merger, consolidation, statutory share exchange or sale of all or substantially all of its assets (each of the foregoing a "Transaction")), in each case as a result of which Common Shares have been or will be converted into the right to receive shares of beneficial interest, securities or other property (including cash or any combination thereof) or which has resulted or will result in the holders of Common Shares immediately prior to the Transaction owning less than 50% of the Common Shares after the Transaction, or (B) a "Change of Control" as defined in the next sentence occurs with respect to the Company. "Change of Control" means the acquisition (including by virtue of a merger, share exchange or other business combination) by one shareholder or a group of shareholders acting in concert of the power to elect a majority of the Company's Board of Trustees.

    No fractional shares will be issued upon conversion of the Class B Common Shares into Common Shares, and the number of Common Shares to be issued will be rounded to the nearest whole share.

    The Conversion Ratio is subject to adjustment as follows:

          (i) In the event that the Company at any time (A) pays a dividend or makes a distribution to holders of Common Shares in Common Shares, (B) subdivides its outstanding Common Shares into a larger number of shares, (C) combines its outstanding Common Shares into a smaller number of shares, or (D) issues by reclassification of its Common Shares any shares of beneficial interest in the Company, the Conversion Ratio in effect immediately prior thereto will be adjusted as provided below so that the holder of any Class B Common Shares thereafter surrendered for conversion will be entitled to receive the number of Common Shares which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Class B Common Shares been converted immediately prior to the happening of such event.
    Any adjustment made pursuant to this subparagraph (i) will become effective retroactively immediately after the record date in the case of a dividend and will become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) In case the Company issues rights or warrants to all holders of Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price (as hereinafter defined) per share of Common Shares at the record date mentioned below, the number of Common Shares into which each Class B Common Share will thereafter be convertible will be determined by multiplying the number of Common Shares into which such Class B Common Share was theretofore convertible by a fraction, of which the numerator will be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of additional Common Shares offered for subscription or purchase, and of which the denominator will be the number of Common Shares outstanding on the date of issuance of such rights or warrants plus the number of Shares which the aggregate offering price of the total number of Shares so offered would purchase at such current market price. Such adjustment will be made whenever such rights or warrants are issued, and will become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

          (iii) In case the Company distributes to all holders of Common Shares evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities issued by the Company or property of the Company (excluding those referred to in subparagraph (ii) above), then in each such case the number of Common Shares into which each Class B Common Share will thereafter be convertible will be determined by multiplying the number of Common Shares into which such Class B Common Share was theretofore convertible by a fraction, of which the numerator will be the current market price per share of the Common Shares, and of which the denominator will be such current market price per share of Common Shares, less the then fair market value (as determined by the Board of Trustees of the Company, whose determination will be conclusive) of the portion of the assets or evidence of indebtedness so distributed or of such rights or warrants applicable to one of the Common Shares. Such adjustment will be made whenever any such distribution is made, and will become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such distribution.

          (iv) If any such rights or warrants referred to above expires without having been exercised, the Conversion Ratio as theretofore adjusted because of the issuance of such rights or warrants will forthwith be readjusted to the Conversion Ratio which would have been in effect had an adjustment been made on the basis that only the rights or warrants issued or sold were those rights or warrants actually exercised and that with respect to any such rights or warrants to subscribe for or purchase securities issued by the Company, other than Common Shares or property of the Company, the fair market value thereof will be the fair market value of the rights or warrants actually exercised or warrants actually exercised.

    For the purpose of any computation under these paragraphs (i)-(iv), the current market price per Common Share at any date will be deemed to be the average of the daily closing prices for the 15 consecutive business days commencing 30 business days before the day in question. The closing price for each day will be the last reported sale price regular way or, in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the NYSE, or, if the Common Shares are not listed or admitted to trading on the NYSE, on any national securities exchange, designated by the Board of Trustees, on which the Common Shares are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE firm selected from time to time by the Company for such purpose.

    No adjustment of the Conversion Ratio will be made as a result of or in connection with the issuance of Common Shares pursuant to options or share purchase agreements now or hereafter granted or entered into with trustees, officers or employees of the Company or its subsidiaries in connection with their employment, whether entered into at the beginning of the employment or at any time thereafter.

    In case of:

          (i) any capital reorganization of the Company, or

          (ii) the consolidation or merger of the Company with or into another entity, or

          (iii) a statutory share exchange whereby the Common Shares are converted into property other than cash, or

          (iv) the sale, transfer or other disposition of all or substantially all of the property, assets or business of the Company as a result of which sale, transfer or other disposition property other than cash will be payable or distributable to the holders of the Common Shares, then, in each such case, each Class B Common Share will thereafter be convertible into the number and class of shares or other securities or property of the Company, or of the entity resulting from such consolidation or merger or with or to which such statutory share exchange, sale, transfer or other disposition has been made, to which the Common Shares otherwise issuable upon conversion of such Class B Common Share would have been entitled upon such reorganization, consolidation, merger, statutory share exchange, or sale, transfer or other disposition if outstanding at the time thereof; and in any such case appropriate adjustment, as determined by the Board of Trustees, will be made in the application of the provisions set forth in the foregoing paragraph with respect to the conversion rights thereafter of the holders of the Class B Common Shares, to the end that such provisions will thereafter be applicable, as nearly as reasonably may be, in relation to any shares or securities or other property thereafter issuable or deliverable upon the conversion of Class B Common Shares. Proper provision will be made as a part of the terms of any such reorganization, consolidation, merger, statutory share exchange or sale, transfer or other disposition whereby the conversion rights of the holders of Class B Common Shares will be protected and preserved in accordance with the provisions of this paragraph. The provisions of this paragraph will similarly apply to successive capital reorganizations, consolidations, mergers, statutory share exchanges, sales, transfers or other dispositions of property as aforesaid.

    Upon conversion of any Class B Common Shares, no payment or adjustment will be made on account of dividends accrued, whether or not in arrears, on such shares or on account of dividends declared and payable to holders of Common Shares of record on a date prior to the date of conversion.

    If the Company is party to any Transaction in each case as a result of which Common Shares will be converted into the right to receive securities or other property (including cash or any combination thereof), the holder of each Class B Common Share will have the right after such Transaction to convert such share, pursuant to the optional conversion provisions hereof, into the number and kind of shares of beneficial interest or other securities and the amount and kind of property receivable upon such Transaction by a holder of the number of Common Shares issuable upon conversion of such Class B Common Share immediately prior to such Transaction. The Company will not be party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph, and it will not consent to or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class B Common Shares, thereby enabling the holders of the Class B Common Shares to receive the benefits of this paragraph and the other provisions of the Company's Declaration of Trust applicable to the Class B Common Shares.

PREFERRED SHARES

    GENERAL. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required to fix for each such series, subject to the provisions of Maryland law and the Declaration of Trust, the powers, designations, preferences and relative, participating, optional or other special rights of such series and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Board could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority of, Common Shares might believe to be in their best interests, or in which holders of some, or a majority of, Common Shares might receive a premium for their Common Shares over the then market price of such shares. The Preferred Shares will, when issued, be fully-paid and non-assessable and will have no preemptive rights.

    The Prospectus Supplement relating to any Preferred Shares offered thereby will contain the specific terms, including:

    (1)   The title and stated value of such Preferred Shares;

    (2) The number of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

    (4) The date from which dividends on such Preferred Shares will accumulate, if applicable.

    (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

    (6)   The provision for a sinking fund, if any, for such Preferred Shares;

    (7)   The provisions for redemption, if applicable, of such Preferred
          Shares;

    (8)   Any listing of such Preferred Shares on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);

    (10) A discussion of federal income tax considerations applicable to such Preferred Shares;

    (11) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (12) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

    (14) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

    The Registrar and Transfer Agent for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

    RANK. Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all Equity Shares (defined below) ranking junior to such Preferred Shares; (ii) on a parity with all Equity Shares issued by the Company the terms of which specifically provide that such Equity Shares rank on a parity with the Preferred Shares; and (iii) junior to all Equity Shares issued by the Company the terms of which specifically provide that such Equity Shares rank senior to the Preferred Shares. The term "Equity Shares" includes Common Shares and Preferred Shares and does not include convertible debt securities.

    DIVIDENDS. Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board of Trustees of the Company.

    Dividends on any series of Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If any Preferred Shares of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any Preferred Shares of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon the Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares will be declared pro rata so that the amount of dividends declared per share on Preferred Shares of such series and such other series of Preferred Shares will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Shares, or any other shares of beneficial interest in the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor will any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

    Any dividend payment made on a series of Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

    REDEMPTION. If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of Preferred Shares, if any, that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest in the Company, the terms of such Preferred Shares may provide that if no such shares of beneficial interest have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares will automatically and mandatorily be converted into the applicable shares of beneficial interest in the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred
Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of such series will be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.
In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding Preferred Shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on all shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

    If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holders (with adjustments to avoid redemption of fractional shares) or in any other manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption prices; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares will terminate. If fewer than all of the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, such Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment will be made to the holders of any Common Shares or any other class or series of shares of beneficial interest in the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares will be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend). After payment of the full amount for the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest in the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company will be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other trust, corporation or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

    VOTING RIGHTS. Holders of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize, create or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest in the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust, whether by merger, consolidation or otherwise (an "Event"), so as to materially adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding Preferred Shares of such series have been redeemed or called for redemption and sufficient funds have been deposited in trust to effect such redemption.

    CONVERSION RIGHTS. The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

NO SHAREHOLDER LIABILITY

    Applicable Maryland law provides that no holder of Common or Preferred Shares will be personally liable for the acts and obligations of the Company and that the funds and property of the Company will be the only recourse for such acts or obligations.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Code, Common Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which REIT status is elected) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entitles) during the last half of a taxable year (other than the first year for which REIT status is elected) or during a proportionate part of a shorter taxable year. To ensure compliance with these requirements, the Declaration of Trust contains provisions restricting the ownership and acquisition of shares of beneficial interest in the Company, including any Preferred Shares of the Company.

    The Declaration of Trust, subject to an exception in favor of Capital and Regional Properties, plc ("CRP-London"), provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value (the "Ownership Limit") of the issued and outstanding Common Shares or Preferred Shares (collectively, "Equity Shares"). The constructive ownership rules are complex and may cause Equity Shares owned directly or constructively by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Equity Shares (or the acquisition of an interest in an entity which owns Equity Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Equity Shares, and thus subject such Equity Shares to the Ownership Limit. In addition, for these purposes, Common Shares that may be acquired upon conversion or exchange of convertible Debt Securities directly or constructively held by an investor, but not necessarily Common Shares issuable with respect to convertible Debt Securities held by others, will be deemed to be outstanding prior to conversion or exchange, for purposes of determining the percentage of ownership of Equity Shares held by that investor. The Board of Trustees may, upon the receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, waive the Ownership Limit with respect to a given holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

    Recent tax legislation relaxed the rules concerning ownership of stock in a REIT by certain domestic pension trusts. The Declaration of Trust does not implement this change in the tax law. Under the Declaration of Trust, domestic pension funds are subject to the restriction on ownership of more than 9.8% of the value of the outstanding shares of beneficial interest.

    The Declaration of Trust contains a provision which limits the right of any shareholder to transfer or otherwise dispose of his Equity Shares in a manner which is contrary to the Ownership Limit. If any shareholder purports to transfer his shares to another person and either the transfer would result in the Company failing to qualify as a REIT or such transfer would cause the transferee to hold more than the Ownership Limit, the purported transfer will be null and void and the shareholder will be deemed not to have transferred his shares. Moreover, if any person holds shares in excess of the Ownership Limit ("Excess Shares"), such person will be deemed to hold such Excess Shares that cause such limit to be exceeded solely in trust for the benefit of the Company, and will not receive distributions with respect to such Excess Shares or be entitled to vote such shares. In such event, such person will be deemed to have offered to sell such Excess Shares to the Company for the lesser of the amount paid for such shares or the market price of such shares, which offer the Company can accept for a period of 90 days after the later of (i) the date of the transfer resulting in such excess shares and (ii) the date the Company's Board of Trustees determines that such Excess Shares exist. In its sole discretion, the Company may repurchase such shares for cash.

    Federal income tax regulations require that the Company demand within 30 days after the end of each of its taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the Equity Shares and the Debentures. In addition, each shareholder must on demand disclose to the Company in writing such additional information as the Company may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

    All certificates representing Common Shares and/or Preferred Shares will bear a legend referring to the restrictions on transfer described above.

    These ownership limitations could have the effect of discouraging a takeover or other transactions in which holders of some, or a majority, of Equity Shares might receive a premium for their shares over the prevailing market price or which such holders might believe to be otherwise in their best interest.

                          DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each a "Securities Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (iv) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (x) any other material terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (iii) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (iv) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (v) any special United States federal income tax consequences; and (vi) any other material terms of such Securities Warrants.

    Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Common Shares purchasable upon such exercise, together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Common Shares purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON SHARES WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and stock splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

    No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

    In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or exchange of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were Common Shares.


                      CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                    THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

    The following paragraphs summarize certain provisions of Maryland law and the Company's Declaration of Trust and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Declaration of Trust and Bylaws. See "Available Information."

THE BOARD OF TRUSTEES

    The Company's Bylaws provide that the number of trustees of the Company may be established by the Board but may not be fewer than three nor more than ten, a majority of which must be independent. Any vacancy will be filled at any regular meeting or at any special meeting of shareholders called for that purpose or by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board. Pursuant to the terms of the Declaration of Trust, each director will hold office for a one-year term expiring at the annual meeting of shareholders to be held the following year and until his successor is duly elected and qualified. Holders of shares will have no right to cumulative voting in the election of trustees.

BUSINESS COMBINATIONS

    As a Maryland real estate investment trust, the Company is subject to certain restrictions concerning certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and an Interested Shareholder (defined as any person who beneficially owns 10% or more of the voting power of the Company's shares or an affiliate of the Company who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of beneficial interest in the Company) or an affiliate thereof. Such business combinations are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees of the Company and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the Company voting together as a single group and of at least two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares with whom the business combination is to be effected, unless, among other things, the Company's shareholders receive a "minimum price" (as determined under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combination that are approved or exempted by the Board of Trustees of the Company prior to the time that the Interested Shareholder becomes an Interested Shareholder.

CONTROL SHARE ACQUISITIONS

    Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or trustees who are employees of the Company. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer, directly or indirectly, to exercise voting power in electing directors within any one of the following ranges of voting power:
(i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the Company may itself present the question at any shareholders' meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares determined for purposes of such appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenter's rights do not apply in the context of a control share acquisition.

    The control share acquisition provisions of Maryland law do not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions which may be approved of or exempted by the Declaration of Trust or Bylaws of the Company. No such provisions are currently contained in the Company's Declaration of Trust or Bylaws. There can be no assurance, however, that such provisions will not be provided for in the future.

AMENDMENT TO THE DECLARATION OF TRUST

    The Company's Declaration of Trust may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

    The dissolution of the Company must be approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter or the written consent of all holders of shares entitled to vote on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Company's Declaration of Trust establishes an advance notice procedure for shareholders to make nominations of candidates for election as trustees or bring other business before an annual meeting of shareholders ("Shareholder Notice Procedures").

    The Shareholder Notice Procedures provide that (1) only persons who are nominated by or at the direction of the Board of Trustees, or by a shareholder who has given timely written notice containing specified information to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as trustees and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by or at the direction of the Chairman of the Board of Trustees or by a shareholder who has given timely written notice to the Secretary of such shareholder's intention to bring such business before the meeting. In general, to be considered timely, notice of shareholder nominations to be made or business to be conducted at an annual meeting must be received not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

    The purpose of requiring such advance notice by shareholders is to provide the Board of Trustees a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or advisable by the Board of Trustees, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although the Company's Declaration of Trust do not give the Board of Trustees any power to disapprove of shareholder nominations or proposals for action, they may have the effect of precluding a contest for the election of trustees or the consideration of shareholder proposals if the proper procedures are not followed. In addition, the Declaration of Trust may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of trustees or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or in the best interests of the Company and its shareholders. The provisions in the Company's Declaration of Trust regarding advance notice provisions could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

                    FEDERAL INCOME TAX CONSIDERATIONS RELATING TO
                              THE COMPANY'S REIT STATUS

    The following is a summary of certain federal income tax considerations regarding the Company's REIT election. The tax treatment of a holder of any of the Securities will vary depending on the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of federal income taxation relating to holders of Securities. A description of certain federal income tax considerations pertaining to holders of the Securities will be provided in the relevant Prospectus Supplement.

    The following summary is based on federal income tax law in effect as of the date hereof. Such law is subject to change without notice, and may be changed with retroactive effect. The summary is for general information only, and does not constitute tax advice.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR, REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES, IN LIGHT OF HIS INDIVIDUAL CIRCUMSTANCES, OF THE ACQUISITION, OWNERSHIP AND SALE OF THE SECURITIES, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

QUALIFICATION AS A REIT; OPINION OF COUNSEL

    The Company's REIT election was effective as of January 1, 1994. The tax consequences described herein and in any Prospectus Supplement are largely contingent on the qualification of the Company as a REIT for federal income tax purposes. Failure of the Company to maintain its REIT status would materially alter the tax and economic consequences to a purchaser. See "Failure to Qualify as a REIT" below. Ungaretti & Harris, Chicago, Illinois ("Counsel"), has provided its opinion that the Company's method of operation as described herein and as represented by the Company will permit it to continue to qualify as a REIT for the current and subsequent taxable years. Such opinion is based upon the Code, as amended, applicable Treasury Regulations adopted thereunder, reported judicial decisions, and IRS rulings, all as of the date hereof, and certain representations of the Company and factual assumptions related to the ownership and operation of the Company. It should be noted that whether the Company will maintain its status as a REIT under the Code will depend upon whether the Company meets the various qualification tests imposed under the Code through actual annual operating results. No assurance can be given that the actual results of the Company's operations will satisfy such requirements. The principal requirements the Company must meet to maintain its status as a REIT are described below.

SHARE OWNERSHIP

    FREE TRANSFERABILITY. In general, shares representing ownership of a REIT must be freely transferable. The Company's shares will be subject to certain restrictions designed to assure compliance with the rule prohibiting closely-held status, described below. A REIT will not fail the requirement of free transferability by reason of such restrictions.

    100 SHAREHOLDERS REQUIRED. The beneficial ownership of an entity seeking to qualify as a REIT must be held by 100 or more persons. This requirement must be met for at least 335 days of a 12-month year, or a proportionate part of a shorter tax year. For purposes of this rule, the word "person" generally includes individuals and entities, with pension and profit-sharing trusts, rather than their beneficiaries, being treated as persons. The Company anticipates that this requirement will continue to be met.

    CLOSELY-HELD STATUS NOT PERMITTED. An entity does not qualify as a REIT if a group of five or fewer individuals own, directly or indirectly, more than 50% of the value of the outstanding shares of the entity at any time during the last half of the taxable year. For this purpose, certain entities are treated as individuals, but stock owned, directly or indirectly, by a corporation, partnership, estate or trust is generally considered as being owned proportionately by such entity's shareholders, partners or beneficiaries. Accordingly, shares held by CRP-London will be considered as being owned proportionately by the individual shareholders of CRP-London. The Declaration of Trust provides certain restrictions on ownership of shares designed to assure compliance with this requirement.

    REVENUE RECONCILIATION ACT OF 1993. Under the 1993 Act, pension funds generally will not be treated as a single person for purposes of this rule. Instead, the beneficiaries of the fund are treated as holding stock in the REIT in proportion to their actuarial interests in the fund. In the event the Company relies on this rule to maintain its status as a REIT, however, it is possible that pension funds holding more than 10% of the interests in the Company will be subject to unrelated business income tax on a portion of the dividends they receive from the Company. Under the Company's Declaration of Trust, pension funds are subject to the same ownership restrictions as other persons, without regard to this recent law.

    SHAREHOLDER INFORMATION. Federal income tax regulations require that the Company demand within 30 days after the end of each of its taxable years written statements from shareholders of record holding more than a specified percentage of the Company's shares of beneficial interest, in which the shareholders set out information with respect to their actual and constructive ownership of the Common Shares and the Debentures. In addition, each shareholder must on demand disclose to the Company in writing such additional information as the Company requests in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on the Company's status as a REIT.

ASSET TESTS

    An entity seeking to maintain its qualification as a REIT must meet certain tests with regard to its assets. Assets held by a qualified REIT subsidiary are treated as if they were owned directly by the REIT. A corporation is a qualified REIT subsidiary if 100% of its stock is owned by a REIT during the entire period of its existence.

    75% ASSET TEST. On the last day of each calendar quarter, at least 75% of a REIT's assets must consist of real estate assets, cash and cash items, and government securities. Real estate assets include interests in real property, interests in mortgages on real property, and shares in other qualified REITs. In addition, real estate assets include any property attributable to the temporary investment of new capital if the property is stock or a debt instrument, and the investment is only for the one-year period beginning on the date the REIT receives the capital (a "Qualified Temporary Investment"). Cash and cash items include receivables that arise in the ordinary course of the REIT's business, but not receivables purchased from another person. It is anticipated that substantially all of the Company's assets will qualify under this test.

    5% ASSET TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT, or a qualified REIT subsidiary) in an amount greater in value than 5% of the value of the REIT's total assets. The Company intends to comply with this requirement.

    10% ASSET TEST. A REIT must not own securities of any one non-governmental issuer (other than another qualified REIT or a qualified REIT subsidiary) representing more than 10% of the outstanding voting securities of such issuer. The Company intends to comply with this requirement.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of the quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

    INTEREST IN MANAGEMENT CORPORATION. The Company expects to derive some of its income from activities (such as management of properties owned by third parties) which, if carried on directly by the Company or by an entity controlled by the Company, would jeopardize its REIT status. The Company will own non-voting stock representing more than 90 percent of the value of corporations carrying on such activities, but intends to own less than 10% of the voting stock of such corporations in order to comply with the 10% asset test described above, and to hold stock in such corporations representing less than 5% of the value of its overall assets in order to comply with the 5% assets test described above. There can be no assurance, however, that the IRS will not contend that the non-voting stock held by the Company should be considered voting stock for purposes of these rules, or that the value of the stock held by the Company exceeds the 5% limitation.

INCOME TESTS

    An entity will not maintain its qualification as a REIT unless its income meets certain tests. In connection with these tests, income received from a qualified REIT subsidiary is treated as having the same character as it had when received by the subsidiary.

    75% INCOME TEST. At least 75% of the REIT's gross income (excluding gross income from "prohibited transactions," as described below) for each taxable year must be derived from (i) rents from real property, (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gain from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITs as well as the gain from the sale of such shares; (v) abatements and refunds of real property taxes;
(vi) income from the operation, and gain from the sale, of property acquired at or in lieu of foreclosure of the mortgage collateralized by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income.

    95% INCOME TEST. At least 95% of the REIT's gross income (excluding gross income from "prohibited transactions") for each taxable year must be derived from sources qualifying for the 75% test, plus dividend or interest income or capital gain on the sale or other disposition of stocks or securities.

    RENTS FROM REAL PROPERTY. Rents received by the Company will constitute "rents from real property," qualifying for the 75% and 95% income tests, if the following requirements are met:

    - The amount of rent received generally must not be based in whole or in part on the income or profits of any person.

    - Rents will not qualify as "rents from real property" if the REIT, or a 10% owner of the REIT, owns directly or indirectly a 10% or greater interest in any tenant or in the assets or net profits of a tenant.

    - The term "rents from real property" does not include rents with respect to any property with respect to which the REIT furnishes or renders "disqualifying services" to tenants other than through an independent contractor (as specially defined for this purpose) from whom the REIT itself does not derive or receive any income. For this purpose, "disqualifying services" are services which, if provided by certain tax-exempt entities, would cause rents received by such entities to be treated as unrelated business taxable income. Generally, services other than services usually or customarily rendered in connection with the rental of rooms or other space for occupancy only are disqualifying services. Charges for services of a type customarily furnished or rendered to tenants in connection with the rental of real property of a similar class in the geographic market in which the property is located qualify as "rents from real property." The Company represents that it will not furnish or render services with respect to any of the Properties that would cause rental income from such Properties to fail to qualify as "rents from real property."

    - Rent attributable to personal property will not qualify as "rents from real property" unless the personal property is leased in connection with a lease of real property and such rent is no more than 15% of the total rent received under the lease. Rent attributable to personal property is that amount which bears the same ratio to total rent as the average of the adjusted bases of the personal property at the beginning and end of the taxable year bears to the average of the aggregate adjusted bases of both the real property and personal property at the beginning and end of such taxable year.

    PROHIBITED TRANSACTIONS. The 75% and 95% income tests described above are measured by reference to gross income of the Company. For this purpose, however, gross income does not include income from "prohibited transactions." Moreover, income from prohibited transactions is subject to a 100% tax.

    The Company will be considered to have engaged in a prohibited transaction if it sells stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or property held primarily for sale to customers in the ordinary course of business. The Code provides a safe harbor under which certain sales of real estate assets will not be considered to be a prohibited transaction. The safe harbor applies if
(a) the Company has held the property for at least four years; (b) the total expenditures made by the Company, or any partner of the Company, and capitalized as part of the basis of the property during the four-year period preceding the sale, do not exceed 30% of the net sales price; and (c) the Company meets the limitation on sales of such property. The Company will meet the limitation on sales if (d) it makes no more than seven sales of property during the year, or
(e) the aggregate of the adjusted bases of the properties sold does not exceed 10% of the aggregate adjusted bases of all the Company's properties during the year. If the property consists of land or improvements not acquired through foreclosure, the Company must have held the property for production of rental income for at least four years to be eligible for the safe harbor. Also, if the Company sold more than seven properties during the year, substantially all of the marketing and development expenditures with respect to the property must have been made through an independent contractor from whom the Company itself does not derive or receive any income.

    FAILURE TO MEET INCOME TESTS. If certain requirements are met, the Company may retain its status as a REIT even in a year in which it fails either the 75% or the 95% income test. In such event, however, the Company will be subject to an excise tax based on the greater of the amount by which it failed the 75% or 95% gross income test for that year, less expenses. The Company will qualify for this relief if (a) it reports the amount and nature of each item of its gross income in its federal income tax return for such year; (b) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (c) the failure to meet such tests is due to reasonable cause and not willful neglect.

    30% INCOME TEST. Less than 30% of a REIT's gross income must be derived from the sale or other disposition of: (a) stock or securities held for less than one year; (b) property in a prohibited transaction; or (c) real property (including interests in real property and interests in mortgages on real property) held for less than four years, other than property involuntarily converted within the meaning of Section 1033 of the Code or foreclosure property (as defined below).

DISTRIBUTIONS TO SHAREHOLDERS

    95% DISTRIBUTION REQUIREMENT. In order to maintain its qualification as a REIT, the Company is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount equal to 95% of the sum of (a) its "REIT taxable income" before deduction of dividends paid and excluding any net capital gain, plus (b) any net income from foreclosure property less the tax on such income, minus (c) any "excess noncash income." The deduction for dividends paid is discussed below. See "Federal Income Tax Considerations -- Taxation of the Company."

    "REIT taxable income" for purposes of this requirement is the taxable income of a REIT, computed as if it were an ordinary corporation, adjusted by certain items, including an exclusion for net income from foreclosure property, a deduction for the excise tax on the failure of the 75% or 95% income tests, and an exclusion for an amount equal to any net income derived from prohibited transactions.

    "Foreclosure property" is any real property, interest in real property, or personal property incident to the real property, acquired by the REIT in a foreclosure or by a deed in lieu of foreclosure following a default of a debt obligation or after termination of a defaulted lease, provided the REIT elects to treat the property as foreclosure property. The property ceases to be foreclosure property two years after the REIT acquires it, unless the IRS consents to an extension of this time period.

    "Excess noncash income" means the excess of certain amounts that the REIT is required to recognize as income in advance of receiving cash, such as original issue discount on purchase money debt, over 5% of REIT taxable income before deduction for dividends paid and excluding any net capital gain.

    The Company intends to make distributions to the shareholders on a quarterly basis sufficient to meet the 95% distribution requirement. However, because of the possible receipt of income without corresponding cash receipts under the Code's rent allocation and original issue discount rules, timing differences that may rise between the realization of taxable income and net cash flow, and the possible disallowance by the IRS of deductions claimed by the Company, it is possible that the Company may not have sufficient cash or liquid assets at a particular time to meet the 95% distribution requirement. To assure compliance with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds in order to satisfy the distribution requirement. If the Company fails to meet the 95% distribution requirements as a result of an adjustment to the Company's tax return by the Service, the Company may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

    NON-REIT ACCUMULATED EARNINGS AND PROFITS. The Company will not qualify as a REIT if, as of the close of its taxable year, it has earnings and profits accumulated in any non-REIT year. For purposes of this rule, positive earnings and profits of a corporation that is liquidated or merged into another corporation may not be netted against the other corporation's deficit in earnings and profits. The Company believes that it and each of its subsidiaries had negative earnings and profits as of the effective date of its REIT election.

FAILURE TO QUALIFY AS A REIT

    For any taxable year the Company fails to qualify as a REIT, it would be taxed as a corporation. It would not be entitled to a deduction for dividends paid to its shareholders in computing its taxable income. Assets of the Company and distributions to shareholders would be reduced to the extent necessary to pay any resulting tax liability of the Company. Distributions from the Company at such time would be taxable to shareholders as dividends to the extent of the current and accumulated earnings and profits of the Company and would be eligible for the 70% dividend-received deduction for shareholders which are corporations.

    If the Company's election to be treated as a REIT is terminated automatically, the Company will not be eligible to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated, unless (a) the Company did not willfully fail to file a timely return with respect to the termination taxable year, (b) the incorrect information in such return was not due to fraud with intent to evade tax, and
(c) the Company establishes that failure to meet the requirements was due to reasonable cause and not to willful neglect.

TAXATION OF THE COMPANY

    GENERAL. In general, corporations are subject to federal income tax on their net income regardless of whether such income is currently distributed to shareholders. Distributions to shareholders constitute taxable dividends to the extent of current and accumulated earnings and profits of the corporation.
Under this general rule, double taxation of corporate profits -- that is, taxation at the corporate level and the shareholder level -- is the norm. However, the rules pertaining to REITs provide an exception to this general rule. Except as otherwise discussed below, for any taxable year in which the Company qualifies as a REIT, it will generally be able to deduct for federal income tax purposes the portion of its ordinary income or capital gain which is timely distributed to shareholders.

    Even if the Company is treated as a REIT for federal income tax purposes, however, it is subject to tax on any REIT taxable income and net capital gain not distributed to shareholders. The Company may reinvest income or gain recognized upon the sale of property or repayment of an investment, although it does not intend to do so unless it has satisfied the 95% income distribution test. Capital gain income which is not distributed will be taxable to the Company. The Company will not be required to distribute capital gain income to maintain its status as a REIT. In addition, the Company will be taxed at regular corporate tax rates on net income from foreclosure property which is not otherwise REIT qualifying income. Any tax incurred by the Company for these reasons, or for any of the reasons discussed below, would reduce the amount of cash available for distribution to shareholders, and ultimately reduce the return on an investment in shares of the Company.

    DIVIDENDS PAID DEDUCTION. For any taxable year it qualifies as a REIT, the Company can claim the dividends paid deduction for dividends actually and constructively paid during that tax year. The Company can also claim a dividends paid deduction for dividends paid in the following year if it declares the dividends before the time prescribed by law for filing its return for the year, including extensions, and distributes the amount of the dividend during the 12-month period following the close of the year but not later than the date of the first regular dividend payment made after the declaration. In this event, the Company will be required to specify the dollar amount of the dividend, and send any notices required with respect to the dividend not later than 30 days after the close of the tax year or by mail with its annual report for the tax year. Certain so-called consent dividends declared in subsequent years are also eligible for the dividends paid deduction.

    TAX ON BUILT-IN GAIN. The Internal Revenue Service has announced its intention to issue regulations dealing with "built-in gain" of REITs. A REIT has built-in gain to the extent it has, at the time its status as a REIT commences, any asset with a fair market value in excess of its adjusted tax basis. The regulations would provide that a corporation that becomes a REIT recognizes net built-in gain, and pays corporate level tax, as if it had been liquidated at the end of the last taxable year before it qualified as a REIT unless it makes an election under which it will recognize such gain only upon disposition of such assets within the first ten years after it became a REIT. If the election is made, the portion of any gain on such dispositions that is built-in gain is taxable to the REIT without regard to whether the gain is distributed to shareholders.

    Some or all of the assets held by the Company on January 1, 1994, the effective date of its REIT election, had built-in gain. The Company made the election described above. The Company will therefore recognize built-in gain only upon disposition of those assets prior to January 1, 2004. If such a disposition occurs, the corporate level tax paid by the Company will reduce the amount available for distribution to shareholders.

    EXCISE TAX ON FAILURE TO MEET 75% OR 95% INCOME TESTS. Regardless of distributions to shareholders, if the Company fails either or both of the 75% and 95% income tests, but still maintains its qualification as a REIT, it will be subject to an excise tax on an amount equal to the greater of the amount by which it failed the 75% test or the 95% test multiplied by a fraction the numerator of which is REIT taxable income (determined without deductions for dividends paid or net operating losses and excluding capital gains) and the denominator of which is the gross income of the REIT (determined, generally, by excluding income from prohibited transactions, certain gross income from foreclosure property, long-term capital gain, and short-term capital gain to the extent of any short-term capital loss).

    100% TAX ON PROHIBITED TRANSACTIONS. To the extent the Company derives any net income from a prohibited transaction, the Company will be subject to a 100% tax on such net income.

    ALTERNATIVE MINIMUM TAX. The Company will also be subject to the alternative minimum tax on items of tax preference allocable to it. The Code authorizes the Treasury Department to issue regulations allocating items of tax preference between a REIT and its shareholders. Such regulations have not been issued. The Company does not expect to have any significant items of tax preference.

    4% EXCISE TAX. A 4% excise tax applies if a REIT's "distributed amount" for any year is less than its "required distribution." For this purpose, the required distribution is specially defined, and does not correspond to the amount the REIT must distribute in order to maintain its status as a REIT. The required distribution is (a) 85% of the REIT's ordinary income for the year, plus (b) 95% of the REIT's capital gain net income reduced by any net ordinary loss. This amount must be "grossed up" for certain amounts of undistributed income from prior years. For purposes of this rule, the REIT's ordinary income is determined without regard to the dividends paid deduction. The distributed amount includes dividends paid during the calendar year, plus any tax imposed on REIT taxable income or capital gains, plus any excess of the distributed amount for the preceding calendar year over the grossed up required distribution for the preceding year.

    TAX ELECTIONS. The Company's taxable year ends December 31. The Company uses the accrual method of accounting. The effective date of the Company's election to be taxed as a REIT is January 1, 1994.

STATE AND LOCAL TAXES

    The Company may be subject to state and local taxes in various jurisdictions such as those in which the Company owns property or may be deemed to be engaged in activities. The tax treatment of the Company in states having taxing jurisdiction over it may differ from the federal income tax treatment described in this summary. No discussion of state taxation of the Company, the shares or the shareholders is provided herein.

                                 PLAN OF DISTRIBUTION

    The Company may sell Securities to one or more underwriters for public offer and sale by them or may sell Securities offered hereby to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market prices). The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize the underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts will not be less than nor greater than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Securities covered by its Contract will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Securities are being sold to underwriters, the Company has sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.


                                    LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Ungaretti & Harris, Chicago, Illinois. Ungaretti & Harris will rely on the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland, as to certain matters of Maryland law.

                                       EXPERTS

    The financial statements and financial statement schedules included in the Company's Annual Report on Form 10-K and the statements of revenue and certain expenses included in the Company's Form 8-K/A filed with the Commission on November 27, 1996, incorporated by reference in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included herein in reliance upon the authority of those experts in giving their report.

--------------------------------------------------
                              --------------------------------------------------
--------------------------------------------------
                              --------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SERIES A PREFERRED SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                     Page
                                                   ---------
Summary..........................................        S-3
The Company......................................        S-8
Recent Developments..............................        S-8
Additional Information Regarding Properties......       S-10
Forward Looking Statements.......................       S-12
Use of Proceeds..................................       S-12
Description of Series A Preferred Shares.........       S-13
Federal Income Tax Considerations................       S-17
Ratio of Earnings to Fixed Charges...............       S-22
Underwriting.....................................       S-22
Legal Matters....................................       S-24
Experts..........................................       S-24

                         Prospectus
Available Information............................          2
Incorporation of Certain Documents by
  Reference......................................          2
The Company......................................          3
Risk Factors.....................................          4
Use of Proceeds..................................          7
Ratio of Earnings to Fixed Charges...............          7
Description of Debt Securities...................          7
Description of Shares of Beneficial Interest.....         20
Description of Securities Warrants...............         29
Certain Provisions of Maryland Law and of the
  Company's Declaration of Trust and Bylaws......         31
Federal Income Tax Considerations Relating to the
  Company's REIT Election........................         33
Plan of Distribution.............................         39
Legal Matters....................................         40
Experts..........................................         40

                                3,000,000 SHARES

                                     [LOGO]

                                 8.48% SERIES A
                     CUMULATIVE REDEEMABLE PREFERRED SHARES
                                       OF
                              BENEFICIAL INTEREST
                             LIQUIDATION PREFERENCE
                                 $25 PER SHARE

                                ----------------
                             PROSPECTUS SUPPLEMENT
                                NOVEMBER 4, 1997
                             ---------------------

                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.
                            PAINEWEBBER INCORPORATED
                         THE ROBINSON-HUMPHREY COMPANY
                               SMITH BARNEY INC.
                           WHEAT FIRST BUTCHER SINGER

--------------------------------------------------
                              --------------------------------------------------
--------------------------------------------------
                              --------------------------------------------------